Exhibit 99.3

PRO FORMA VALUATION REPORT

FIRST CONNECTICUT BANCORP, INC.
Farmington, Connecticut

PROPOSED HOLDING COMPANY FOR:
FARMINGTON BANK
Farmington, Connecticut

Dated As Of:
December 14, 2010

Prepared By:

RP® Financial, LC.
1100 North Glebe Road
Suite 1100
Arlington, Virginia  22201

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

December 14, 2010

Boards of Directors
First Connecticut Bancorp, Inc.
Farmington Bank
One Farm Glen Boulevard
Farmington, Connecticut  06032

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and applicable interpretations thereof.  Such Valuation Guidelines are relied upon by the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and the Connecticut Department of Banking (“CDOB”) in the absence of separate written valuation guidelines.

Description of Plan of Conversion and Reorganization

On January 25, 2011, the respective Board of Directors of First Connecticut Bancorp, Inc., a Connecticut-chartered mutual holding company, (the “MHC”) and Farmington Bank adopted the plan of conversion and reorganization, whereby the MHC will convert to stock form.  As a result of the conversion, the MHC, which currently owns all of the issued and outstanding common stock of Farmington Bank will be succeeded by a new Maryland corporation with the name of First Connecticut Bancorp, Inc. (“First Connecticut” or the “Company”).  Following the conversion, the MHC will no longer exist.  For purposes of this document, the existing consolidated entity will hereinafter be referred to as First Connecticut or the Company.

First Connecticut will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including Farmington Bank’s employee stock ownership plan (the “ESOP”) and Supplemental Eligible Account Holders, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions.  To the extent  that shares remain available for purchase after satisfaction of all subscriptions received in the subscription  offering,  the  shares  may  be  offered  for  sale  o members of the general public in a community offering and/or a syndicated community offering.  A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Farmington Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors
December 14, 2010

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company.  In the future, First Connecticut may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion and reorganization provides for the establishment of Farmington Bank Community Foundation, Inc. (the “Foundation”).  The Foundation will be funded with First Connecticut common stock contributed by the Company in an amount equal to 4.0% of the shares of common stock issued in the offering.  The purpose of the Foundation is to provide financial support to charitable causes and community development activities in the communities in which Farmington Bank operates.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form.  The background and experience of RP Financial is detailed in Exhibit V-1.  For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction.  We believe that we are independent of the Company, Farmington Bank, the MHC and the other parties engaged by Farmington Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of First Connecticut, Farmington Bank and the MHC, including the prospectus as filed with the FRB, FDCI, CDOB and the Securities and Exchange Commission (“SEC”).  We have conducted a financial analysis of the Company that has included a review of audited financial information for the past five years through the year ended December 31, 2009 and a review of various unaudited information and internal financial reports through September 30, 2010.  We have also conducted due diligence related discussions with First Connecticut’s management; PricewaterhouseCoopers LLP, First Connecticut’s independent auditor; Hinckley, Allen & Snyder LLP, First Connecticut’s conversion counsel; and Keefe, Bruyette & Woods, Inc., First Connecticut’s financial and marketing advisor in connection with the stock offering.  All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions.  In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable.  While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Boards of Directors
December 14, 2010

We have investigated the competitive environment within which First Connecticut operates and have assessed the Company’s relative strengths and weaknesses.  We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on First Connecticut and the industry as a whole to the extent we were aware of such matters.  We have analyzed the potential effects of the stock conversion on the Company’s operating characteristics and financial performance as they relate to the pro forma market value of First Connecticut.  We have reviewed the economy and demographic characteristics of the primary market area in which the Company currently operates.  We have compared First Connecticut’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies.  We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

The Appraisal is based on First Connecticut’s representation that the information contained in the regulatory applications and additional information furnished to us by the Company and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete.  We did not independently verify the financial statements and other information provided by the Company, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of First Connecticut.  The valuation considers First Connecticut only as a going concern and should not be considered as an indication of the Company’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Company and for all thrifts and their holding companies.  Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Company’s value alone.  It is our understanding that First Connecticut intends to remain an independent institution and there are no current plans for selling control of the Company as a converted institution.  To the extent that such factors can be foreseen, they have been factored into our analysis.

Boards of Directors
December 14, 2010

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of December 14, 2010, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation,  equaled $119,600,000 at the midpoint, equal to 11,960,000 shares offered at a per share value of $10.00.  Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $101,660,000 and a maximum value of $137,540,000.  Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 10,166,000 at the minimum and 13,754,000 at the maximum.  In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $158,171,000 without a resolicitation.  Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 15,817,100.  Based on this valuation range, the offering range is as follows:  $97,750,000 at the minimum, $115,000,000 at the midpoint, $132,250,000 at the maximum and $152,087,500 at the supermaximum.  Based on the $10.00 per share offering price, the number of offering shares is as follows:  9,775,000 at the minimum, 11,500,000 at the midpoint, 13,225,000 at the maximum and 15,208,750 at the supermaximum.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock.  Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.  The appraisal reflects only a valuation range as of this date for the pro forma market value of First Connecticut immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable regulatory guidelines was based on the financial condition and operations of First Connecticut as of September 30, 2010, the date of the financial data included in the prospectus.

Boards of Directors
December 14, 2010

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.  RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the conversion regulations and guidelines.  These updates will consider, among other things, any developments or changes in the financial performance and condition of First Connecticut, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues.  These updates may also consider changes in other external factors which impact value including, but not limited to:  various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market, the market for thrift stocks, and interest rates.  Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made.  The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,

RP® FINANCIAL, LC.

/s/ William E. Pommerening
William E. Pommerening
Chief Executive Officer and
Managing Director

/s/ Gregory E. Dunn
Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS
FIRST CONNECTICUT BANCORP, INC.
Farmington, Connecticut

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

	Introduction	I.1
	Plan of Conversion	I.1
	Strategic Overview	I.3
	Balance Sheet Trends	I.6
	Income and Expense Trends	I.10
	Interest Rate Risk Management	I.14
	Lending Activities and Strategy	I.15
	Asset Quality	I.19
	Funding Composition and Strategy	I.20
	Subsidiary Activities	I.21
	Legal Proceedings	I.21

CHAPTER TWO	MARKET AREA

	Introduction	II.1
	National Economic Factors	II.2
	Market Area Demographics	II.6
	Local Economy	II.8
	Unemployment Trends	II.10
	Market Area Deposit Characteristics and Competition	II.11

CHAPTER THREE	PEER GROUP ANALYSIS

	Peer Group Selection Process	III.1
	Financial Condition	III.6
	Income and Expense Components	III.9
	Loan Composition	III.12
	Interest Rate Risk	III.14
	Credit Risk	III.16
	Summary	III.18

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS
FIRST CONNECTICUT BANCORP, INC.
Farmington, Connecticut
(continued)

DESCRIPTION			PAGE NUMBER

CHAPTER FOUR		VALUATION ANALYSIS

Introduction			IV.1
Appraisal Guidelines			IV.1
RP Financial Approach to the Valuation			IV.1
Valuation Analysis			IV.2
1.	Financial Condition		IV.3
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.7
4.	Primary Market Area		IV.7
5.	Dividends		IV.9
6.	Liquidity of the Shares		IV.9
7.	Marketing of the Issue		IV.10
	A.	The Public Market	IV.10
	B.	The New Issue Market	IV.16
	C.	The Acquisition Market	IV.18
8.	Management		IV.20
9.	Effect of Government Regulation and Regulatory Reform		IV.20
Summary of Adjustments			IV.20
Valuation Approaches			IV.21
1.	Price-to-Earnings (“P/E”)		IV.23
2.	Price-to-Book (“P/B”)		IV.25
3.	Price-to-Assets (“P/A”)		IV.25
Comparison to Recent Offerings			IV.26
Valuation Conclusion			IV.27

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES
FIRST CONNECTICUT BANCORP, INC.
Farmington, Connecticut

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.7
1.2	Historical Income Statements	I.11

2.1	Summary Demographic Data	II.7
2.2	Primary Market Area Employment Sectors	II.8
2.3	Market Area Largest Employers	II.9
2.4	Market Area Unemployment Trends	II.10
2.5	Deposit Summary	II.11
2.6	Market Area Deposit Competitors	II.12

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.15
3.6	Credit Risk Measures and Related Information	III.17

4.1	Market Area Unemployment Rates	IV.8
4.2	Pricing Characteristics and After-Market Trends	IV.17
4.3	Market Pricing Comparatives	IV.19
4.4	Public Market Pricing	IV.24

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I.  OVERVIEW AND FINANCIAL ANALYSIS

Introduction

In March 2006, Farmington Bank reorganized into the single-tier mutual holding company structure.  As part of the reorganization, Farmington Bank formed First Connecticut Bancorp, Inc., a Connecticut-chartered mutual holding company (the “MHC”).  The MHC is regulated by the Connecticut Department of Banking and the Federal Reserve Board and its principal activity is owning the outstanding common stock of Farmington Bank.  Farmington Bank became a Connecticut-chartered capital stock savings bank and a wholly-owned subsidiary of the MHC.  Farmington Bank, chartered in 1851, is a full service community bank headquartered in Farmington, Connecticut.  Farmington Bank serves central Connecticut through 15 full service branch offices and four limited service offices, including the main office, all of which are located in Hartford County.  A map of Farmington Bank’s branch offices is provided in Exhibit I-1.  Farmington Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”).

Plan of Conversion

On January 25, 2011, the Board of Directors of the MHC adopted the plan of conversion, whereby the MHC will convert to stock form.  As a result of the conversion, the MHC, which currently owns all of the issued and outstanding common stock of Farmington Bank, will be succeeded by a new Maryland corporation with the name of First Connecticut Bancorp, Inc. (“First Connecticut” or the “Company”).  Following the conversion, the MHC will no longer exist.  For purposes of this document, the existing consolidated entity will hereinafter be referred to as First Connecticut or the Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

First Connecticut will offer its common stock in a subscription offering to Eligible Deposit Account Holders, Tax-Qualified Employee Stock Benefit Plans including Farmington Bank’s employee stock ownership plan (the “ESOP”) and Supplemental Eligible Deposit Account Holders, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions.  To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering.  A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Farmington Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company.  In the future, First Connecticut may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the contribution of First Connecticut common stock to Farmington Bank Community Foundation, Inc. (the “Foundation”), a charitable foundation established by the Bank.  The First Connecticut common stock contribution will be in an amount equal to 4.0% of the shares of common stock issued in the offering.  The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which the Bank operates and to enable those communities to share in the growth and profitability of First Connecticut.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

Strategic Overview

First Connecticut is a full service community bank, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base.  Historically, First Connecticut’s operating strategy has been fairly reflective of a traditional thrift operating strategy, in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Company’s assets and liabilities, respectively.  More recently, under the direction of new President and Chief Executive Officer who was hired in March 2008, the Company has pursued implementation of a full service community bank strategy.  The Company has pursued a strategy of strengthening its community bank franchise through expanding its branch network, growing a diversified loan portfolio, increasing deposits and building non-interest revenue sources.  Lending diversification by First Connecticut has emphasized growth of commercial real estate and commercial business loans, pursuant to which the Company seeks to establish a full service banking relationship with its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products.  Growth of the commercial business loan portfolio has also been facilitated by funding purchases of timeshare units located throughout the U.S.  Implementation of these strategies has facilitated balance sheet growth sustained largely by loan growth and funded primarily by deposits.  Loan growth strategies have been achieved without comprising credit quality; although, the Company has experienced some deterioration in credit quality during recent years, as the recession and significant turmoil in the financial markets have had an impact on the Company’s lending markets.

Investments serve as a supplement to the Company’s lending activities, with the concentration of investments comprising assets declining in recent years as the Company has emphasized loan growth and more recently increasing funds held in cash and cash equivalents for purposes of strengthening the Company’s liquidity and management of interest rate risk in the current low interest rate environment.  During the year ended 2008, the Company recorded other-than-temporary impairment (“OTTI”) charges of $5.2 million on investments maintained in trust preferred debt securities and marketable equity securities.  The Company’s current investment holdings consist mostly of U.S. Treasuries and U.S. Government agency obligations and mortgage-backed securities, while investments in trust preferred debt securities and marketable equity securities comprise a small portion of the investment portfolio.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

Deposits have consistently served as the primary interest-bearing funding source for the Company and deposits have been the primary funding source to fund recent asset growth.  The deposit base is concentrated in core deposit accounts consisting of transaction and savings account deposits, with growth of core deposits serving as the basis of the Company’s deposit growth in recent years.  Core deposits held by the Company include a mix of retail, commercial and public funds.  First Connecticut does not maintain any brokered certificate of deposits (“CDs”).  The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk.  FHLB advances constitute the primary source of borrowings utilized by the Company, with other borrowings held by the Company consisting of repurchase agreements and repurchase liabilities which are a short-term customer sweep account product.

First Connecticut’s earnings base is largely dependent upon net interest income and operating expense levels.  Overall, the Company’s operating strategy has provided for a relatively strong net interest margin, which has been supported by a relatively low cost of funds realized from maintaining a relatively high concentration of deposits in core deposits.  Loan growth funded by core deposits has facilitated an increase in the Company’s net interest rate spread during recent years.  Operating expense ratios have also trended higher over the past few years, which has been attributable to such factors as the infrastructure that has been put into place to facilitate recent growth strategies that has emphasized loan growth funded by core deposits and expansion of the branch network.  While loan growth funded by core deposits has served to increase net interest income and revenues derived from non-interest sources, there are also higher operating costs associated with generating and servicing loans and core deposits as compared to investments and borrowings.

The post-offering business plan of the Company is expected to continue to focus on operating and growing a profitable institution.  Accordingly, First Connecticut will continue to be an independent full service community bank, with a commitment to meeting the retail and commercial banking needs of individuals and businesses in Hartford County and markets nearby to Hartford County.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

The Company’s Board of Directors has elected to complete a public stock offering to sustain recent growth strategies.  The Company’s assets increased from $1.1 billion at year end 2008 to $1.5 billion at September 30, 2010, which leveraged the equity-to-assets from 8.28% at year end 2008 to 6.47% at September 30, 2010.  The capital realized from the minority stock offering will increase the Company’s operating flexibility and allow for continued growth of the balance sheet.  The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Company’s future funding needs, which may facilitate a reduction in First Connecticut’s funding costs.  Additionally, First Connecticut’s higher equity-to-assets ratio will also better position the Company to continue to pursue expansion opportunities.  Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would increase market penetration in the markets currently served by the Company or to gain a market presence into nearby complementary markets.  The Company will also be bettered position to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position.  At this time, the Company has no specific plans for expansion other than through establishing additional branches.  The projected uses of proceeds are highlighted below.

o
First Connecticut.  First Connecticut is expected to retain up to 50% of the net offering proceeds.  At present, funds at the mid-tier holding company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities.  Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Company, repurchases of common stock, and the payment of regular and/or special cash dividends.

o
Farmington Bank.  Approximately 50% of the net stock proceeds will be infused into Farmington Bank.  Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Company are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth and a reduction in public fund deposits.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with First Connecticut’s operations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five and three-quarter years.  From year end 2005 through September 30, 2010, First Connecticut’s assets increased at a 12.6% annual rate.  Asset growth was largely sustained by loan growth, which was primarily funded by deposit growth and, to a lesser extent, increased utilization of borrowings.  At September 30, 2010, the Company had $1.5 billion in assets, $1.2 billion in deposits and total equity of $97.9 million, equal to 6.47% of total assets.  The Company’s audited financial statements are incorporated by reference as Exhibit I-2.  A summary of First Connecticut’s key operating ratios for the past five and three quarter years is presented in Exhibit I-3.

First Connecticut’s loans receivable portfolio increased at a 17.5% annual rate from year end 2005 through September 30, 2010, with the loan portfolio exhibiting positive growth throughout the period.  The Company’s stronger loan growth rate compared to its asset growth rate served to increase the loans-to-assets ratio from 61.4% at year end 2005 to 75.3% at September 30, 2010.  While residential mortgage loans represent the largest concentration in the Company’s loan portfolio, First Connecticut’s emphasis on growing commercial real estate loans and commercial business loans is evidenced by recent trends in its loan portfolio composition.  Trends in the Company’s loan portfolio composition over the past five and three-quarter years show that the concentration of residential loans comprising total loans decreased from 45.4% of total loans at year end 2005 to 40.7% of total loans at September 30, 2010.  Comparatively, from year end 2005 through September 30, 2010, commercial real estate loans increased from 25.3% to 28.1% of total loans and commercial business loans increased from 15.1% to 18.3% of total loans.  Home equity lending has also been a source of lending growth for the Company, with home equity loans and lines of credit increasing from 4.3% of total loans at year end 2005 to 7.2% of total loans at September 30, 2010.  The Company has deemphasized construction and land lending during the economic downturn and, as a result, construction and land loans decreased from 7.2% of total loans at year end 2005 to 4.3% of total loans at September 30, 2010.  Consumer lending, other than home loans and lines of credit, has been a minor area of lending diversification for the Company.  Consumer loans equaled 1.4% of total loans at September 30, 2010, versus 2.7% of total loans at year end 2005.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

Table 1.1
First Connecticut Bancorp, Inc.
Historical Balance Sheet Data

													12/31/05-
													09/30/10
	At Year Ended December 31,										At September 30,		Annual.
	2005		2006		2007		2008		2009		2010		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Assets	$860,390	100.00%	$894,019	100.00%	$950,302	100.00%	$1,094,387	100.00%	$1,255,186	100.00%	$1,512,412	100.00%	12.61%
Cash and cash equivalents	46,224	5.37%	64,146	7.18%	65,960	6.94%	31,732	2.90%	28,299	2.25%	135,574	8.96%	25.42%
Investment securities	251,509	29.23%	189,260	21.17%	171,052	18.00%	181,115	16.55%	124,360	9.91%	151,091	9.99%	-10.17%
Loans receivable, net	528,565	61.43%	599,810	67.09%	671,305	70.64%	831,911	76.02%	1,039,995	82.86%	1,138,861	75.30%	17.54%
FHLB stock	2,435	0.28%	2,435	0.27%	2,298	0.24%	7,420	0.68%	7,449	0.59%	7,449	0.49%	26.54%
Bank-owned life insurance	5,657	0.66%	12,444	1.39%	12,957	1.36%	13,478	1.23%	13,983	1.11%	19,475	1.29%	29.73%
Deposits	$717,134	83.35%	$758,397	84.83%	$803,158	84.52%	$804,085	73.47%	$993,886	79.18%	$1,231,026	81.39%	12.05%
Borrowings	49,091	5.71%	34,477	3.86%	36,384	3.83%	172,182	15.73%	133,086	10.60%	149,760	9.90%	26.47%

Equity	$73,177	8.51%	$82,121	9.19%	$89,315	9.40%	$90,663	8.28%	$93,673	7.46%	$97,902	6.47%	6.32%

Full Service Banking Offices Open	11		11		12		12		12		14

(1)	Ratios are as a percent of ending assets.

Sources: First Connecticut’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting First Connecticut’s overall credit and interest rate risk objectives.  It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities.  Over the past five and three-quarter years, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a high of 34.9% of assets at year end 2005 to a low of 12.8% of assets at year end 2009.  Cash and investments equaled 19.4% of assets at September 30, 2010.  The downward trend in the level of cash and investments maintained by the Company from year end 2005 through year end 2009 reflects the redeployment of most of the cash flow realized from maturing or the sale of investments into loan growth.  The increase in cash and investments from year end 2009 to September 30, 2010 was mostly related to an increase in cash and cash equivalents, as the Company’s deposit growth during the nine month period was well above funding needed for loan growth.  U.S. Government and agency obligations totaling $85.1 million comprised the most significant component of the Company’s investment portfolio at September 30, 2010.  Other investments held by the Company at September 30, 2010 consisted of mortgage-backed securities ($53.5 million), corporate debt securities ($1.6 million), marketable equity securities ($5.7 million), trust preferred equity securities ($1.8 million), trust preferred debt securities ($67,000), a trust preferred security ($3.0 million) and municipal debt securities ($260,000).  The Company also held $135.6 million of cash and cash equivalents and $7.4 million of FHLB stock at September 30, 2010.  Investment securities maintained as available for sale and held to maturity equaled $147.8 million and $3.3 million, respectively, at September 30, 2010.  As of September 30, 2010, investment securities maintained as available for sale reflected a net unrealized gain of $2.9 million.  Exhibit I-4 provides historical detail of the Company’s investment securities portfolio.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of certain officers of the Company.  The purpose of the investment is to provide funding for the benefit plans of the covered individuals.  The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds.  As of September 30, 2010, the cash surrender value of the Company’s BOLI equaled $19.5 million.

Over the past five and three-quarter years, First Connecticut’s funding needs have been largely addressed through deposits and internal cash flows, with supplemental funding provided by borrowings and retained earnings.  From year end 2005 through September 30, 2010, the Company’s deposits increased at an annual rate of 12.1%.  Positive deposit growth was sustained throughout the period covered in Table 1.1, with the most significant growth occurring in 2009 and the first nine months of 2010.  Deposits as a percent of assets ranged from a low of 73.5% at year end 2008 to a high of 84.8% at year end 2006 and equaled 81.4% of assets at September 30, 2010.  Historically, CDs have accounted for the largest concentration of the Company’s deposit composition; however, due to strong growth of core deposits in recent years, core deposits currently comprise the largest concentration of the Company’s deposits.  Core deposits accounted for 66.0% of the Company’s total deposits at September 30, 2010, versus 42.5% of total deposits at year end 2007.  NOW account deposits have provided the largest source of core deposit growth for the Company.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk.  First Connecticut’s utilization of borrowings as a percent of assets ranged from a low of 3.8% at year end 2007 to a high of 15.7% at year end 2008.  As of September 30, 2010, the Company maintained $149.8 million of borrowings equal to 9.9% of assets.  Borrowings held by the Company consist primarily of FHLB advances with terms out to five years and, to a lesser extent, the Company’s utilization of borrowings includes repurchase agreements and repurchase liabilities.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

Since year end 2005, retention of earnings and the adjustment for accumulated other comprehensive income translated into an annualized equity growth rate of 6.3% for the Company.  Capital growth did not match the Company’s asset growth rate since year end 2005, which served to leverage First Connecticut’s equity-to-assets ratio from 8.5% at year end 2005 to 6.5% at September 30, 2010.  All of the Company’s capital is tangible capital, and Farmington Bank maintained capital surpluses relative to all of its regulatory capital requirements at September 30, 2010.  The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities.  At the same time, as the result of the significant increase that will be realized in the Company’s pro forma capital position, First Connecticut’s ROE can be expected to initially come under pressure pending leverage of the capital base to facilitate earnings growth.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five years and for the twelve months ended September 30, 2010.  The Company reported positive earnings over the past five and three-quarter years, ranging from a low of 0.07% of average assets during 2009 to a high of 0.92% of average assets during 2005.  For the twelve months ended September 30, 2010, the Company reported net income of $6.2 million for a return on average assets of 0.45%.  In recent years, the Company’s earnings have been negatively impacted by increases in loan loss provisions established, as well as OTTI charges taken on investment securities.  Net interest income and operating expenses represent the primary components of the Company’s earnings, while non-interest operating income has been somewhat of a limited but growing source of earnings for the Company.  With the exception of the OTTI charges recorded in 2008, non-operating gains and losses have generally not been a significant factor in the Company’s earnings.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

Table 1.2
First Connecticut Bancorp, Inc.
Historical Income Statements

	For the Year Ended December 31,										For the 12 months
	2005		2006		2007		2008		2009		Ended 09/30/10
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest income	$40,819	5.08%	$46,896	5.41%	$51,417	5.57%	$55,718	5.45%	$57,975	4.57%	$61,406	4.51%
Interest expense	(11,481)	-1.43%	(18,139)	-2.09%	(23,325)	-2.53%	(22,605)	-2.21%	(17,408)	-1.37%	(12,120)	-0.89%
Net interest income	$29,338	3.65%	$28,757	3.32%	$28,092	3.04%	$33,113	3.24%	$40,567	3.19%	$49,286	3.61%
Provision for loan losses	(456)	-0.06%	474	0.05%	706	0.08%	(2,117)	-0.21%	(7,896)	-0.62%	(5,319)	-0.39%
Net interest income after provisions	$28,882	3.60%	$29,231	3.37%	$28,798	3.12%	$30,996	3.03%	$32,671	2.58%	$43,967	3.23%

Other operating income	$2,291	0.29%	$2,800	0.32%	$3,698	0.40%	$3,822	0.37%	$3,709	0.29%	$4,098	0.30%
Operating expense	(20,402)	-2.54%	(21,560)	-2.49%	(24,248)	-2.63%	(27,877)	-2.72%	(35,242)	-2.78%	(40,770)	-2.99%
Net operating income	$10,771	1.34%	$10,471	1.21%	$8,248	0.89%	$6,941	0.68%	$1,138	0.09%	$7,295	0.54%

Non-Operating Income
Gain(loss) on sale of investments	$134	0.02%	($904)	-0.10%	(1,034)	-0.11%	($30)	0.00%	-	0.00%	965	0.07%
Gain on real estate investment	350	0.04%	263	0.03%	175	0.02%	701	0.07%	-	0.00%	-	0.00%
Gain(loss) on loans sold	-	0.00%	-	0.00%	-		123	0.01%	86	0.01%	408	0.03%
Impairment on investements	-	0.00%	-	0.00%	-	0.00%	(5,176)	-0.51%	(160)	-0.01%	-	0.00%
Net non-operating income	$484	0.06%	($641)	-0.07%	($859)	-0.09%	($4,382)	-0.43%	($74)	-0.01%	$1,373	0.10%

Net income before tax	$11,255	1.40%	$9,830	1.13%	$7,389	0.80%	$2,559	0.25%	$1,064	0.08%	$8,668	0.64%
Income tax provision	(3,869)	-0.48%	(2,900)	-0.33%	(2,249)	-0.24%	(613)	-0.06%	(175)	-0.01%	(2,516)	-0.18%
Net income (loss)	$7,386	0.92%	$6,930	0.80%	$5,140	0.56%	$1,946	0.19%	$889	0.07%	$6,152	0.45%

Adjusted Earnings
Net income	$7,386	0.92%	$6,930	0.80%	$5,140	0.56%	$1,946	0.19%	$889	0.07%	$6,152	0.45%
Add(Deduct): Net gain/(loss) on sale	(484)	-0.06%	641	0.07%	859	0.09%	4,382	0.43%	74	0.01%	(1,373)	-0.10%
Tax effect (2)	160	0.02%	(214)	-0.02%	(283)	-0.03%	(1,446)	-0.14%	(24)	0.00%	453	0.03%
Adjusted earnings	$7,062	0.88%	$7,357	0.85%	$5,716	0.62%	$4,882	0.48%	$939	0.07%	$5,232	0.38%

Expense Coverage Ratio (3)	1.44		1.33		1.16		1.19		1.15		1.21
Efficiency Ratio (4)	64.5%		68.3%		76.3%		75.5%		79.7%		76.5%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 33.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).

Sources: First Connecticut’s prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

Over the past five and three-quarter years, the Company’s net interest income to average assets ratio ranged from a low of 3.04% during 2007 to a high of 3.65% during 2005.  For the twelve months ended September 30, 2010, the Company’s net interest income to average assets ratio equaled 3.61%.  The recent increase in the Company’s net interest income ratio was due to a more significant decrease in the interest expense ratio relative to the interest income ratio, which was supported by loan growth that was primarily funded by lower costing core deposits.  Partially offset the decrease in funding costs were lower yields earned on interest-earning assets, particularly as the Company’s balance of cash and cash equivalents increased significantly during the nine months ended September 30, 2010.  Overall, the Company’s interest rate spread increased from 2.72% during 2007 to 3.75% during the nine month ended September 30, 2010.  The Company’s net interest rate spreads and yields and costs for the past five and three-quarter fiscal years are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a growing source of income for the Company, which has been supported by growth of core deposits that provide the largest source of fee income for the Company.  As a percent of average assets non-interest operating income has been fairly stable, ranging from a low of 0.29% during 2005 and 2009 to a high of 0.40% during 2007.  For the twelve months ended September 30, 2010, non-interest operating income equaled 0.30% of average assets.  In addition to customer service fees, BOLI income and brokerage fee income are the other major contributors to the Company’s non-interest operating income.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 2.49% of average assets during 2006 to a high of 2.99% of average assets during the twelve months ended September 30, 2010.  The increase in the Company’s operating expense ratio since 2006 reflects infrastructure that was put into place to facilitate implementation of recent growth strategies, pursuant to which the Company has evolved into a full service community bank.  Expansion of the Company’s branch network has also put upward pressure on the Company’s operating expense ratio in recent years, as four branch offices have been opened since the beginning of 2007.  Upward pressure will be placed on the Company’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans.  At the same, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through continuation of recent growth strategies.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13

Overall, the general trends in the Company’s net interest income and operating expense ratios since 2005 reflect a decrease in core earnings, as indicated by the Company’s expense coverage ratio (net interest income divided by operating expenses).  First Connecticut’s expense coverage ratio equaled 1.44 times during 2005, versus a comparable ratio of 1.21 times during the twelve months ended September 30, 2010.  The decrease in the expense coverage ratio was primarily attributable to an increase in the operating expense ratio and, to a lesser extent, a decrease in the net interest income ratio.  Similarly, First Connecticut’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 64.5% during 2005 was more favorable than the 76.5% efficiency ratio recorded for the twelve months ended September 30, 2010.

Loan loss provisions have had a more significant impact on the Company’s earnings in recent years, which have been attributable to such factors as deterioration in credit quality, loan growth including growth of higher risk types of loans and the impact of the economic slowdown on real estate market conditions in the Company’s lending markets.  Over the past five and three-quarter years, loan loss provisions established by the Company ranged from a recovery of 0.05% of average assets during 2006 to a high of 0.62% of average assets during 2009.  For the twelve months ended September 30, 2010, the Company reported loan loss provisions of $5.3 million equal to 0.39% of average assets.  As of September 30, 2010, the Company maintained valuation allowances of $18.2 million equal to 1.60% of net loans receivable and 87.41% of non-accruing loans.  Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five and three-quarter years.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14

Non-operating income has had a varied impact on the Company’s earnings over the past five and three-quarter years, ranging from a non-operating loss equal to 0.43% of average assets during 2008 to non-operating gains equal to 0.10% of average assets for the twelve months ended September 30, 2010.  The non-operating loss recorded in 2008 was mostly related to OTTI charges on the investment portfolio, which was partially offset by gains on a real estate investment and loans sold.  The OTTI charges for 2008 totaled $5.2 million and included a $2.9 million charge for two trust preferred debt securities, a $2.0 million charge for Freddie Mac preferred stock and $321,000 of charges for seven common stocks.  Non-operating gains for twelve months ended September 30, 2010 included a $965,000 gain on sale of investments and a $408,000 gain on loans sold.  Loan sale gains, which have had a relatively modest impact on the Company’s earnings, reflect the sale of conforming 1-4 family loan originations to the secondary market for purposes of interest rate risk management and, therefore, represent an ongoing activity for the Company.  Comparatively, the other components of the Company’s non-operating income are viewed as non-recurring income items.  However, gains realized through secondary market activities are subject to a certain degree of volatility as well, given the dependence of such gains on the interest rate environment and the strength of the regional housing market.

The Company’s effective tax rate ranged from a low of 16.45% during 2009 to a high of 34.38% during 2005.  For the twelve months ended September 30, 2010, the Company’s effective tax rate equaled 29.03%.  As set forth in the prospectus, the Company’s marginal effective tax rate approximates 33.0%.

Interest Rate Risk Management

The Company’s current asset/liability sensitivity is approximately neutral.    As of September 30, 2010, the Company’s interest rate sensitivity analysis indicated that income at risk decreased 6.3% and increased 1.1% based on a 400 basis point average increase interest rates or a 100 basis average decrease in interest rates, respectively (see Exhibit I-7).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities.  The Company manages interest rate risk from the asset side of the balance sheet through selling conforming 1-4 family loan originations to the secondary market, maintaining investment securities as available for sale, maintaining an investment portfolio with varied maturities, building up its liquidity position in the prevailing low interest rate environment, diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term fixed rate loans, floating rate loans or balloon loans and utilization of interest rate swaps to hedge interest rate risk associated with a portion of long term commercial loans extended as fixed rate loans to the borrower.  As of December 31, 2009, of the Company’s total loans due after December 31, 2010, adjustable rate loans comprised 58.2% of those loans (see Exhibit I-8).  On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing FHLB borrowings with terms of up to five years and emphasizing growth of lower costing and less interest rate sensitive core deposits.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

The Company’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Company’s loan portfolio.  Beyond 1-4 family loans, lending diversification by the Company has emphasized commercial real estate loans followed by commercial business loans and construction and land loans.  Consumer loans constitute a minor area of lending diversification for the Company.  Going forward, the Company’s lending strategy is to pursue further diversification of the loan portfolio, whereby growth of commercial real estate and commercial business loans will be emphasized as the primary areas of lending diversification.  It is anticipated that growth of the 1- 4 family portfolio will be slowed somewhat by the sale of conforming fixed rate loan originations into the secondary market.  Exhibit I-9 provides historical detail of First Connecticut’s loan portfolio composition over the past five and three-quarter years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of September 30, 2010.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16

First Connecticut offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans.  Loans are underwritten to secondary market guidelines, as the Company’s current philosophy is sell all fixed rate conforming loans into the secondary market.  First Connecticut typically retains the servicing on loans that are sold.  ARM loans offered by the Company include loans with initial repricing terms of one, three, five seven or nine years.  After the initial repricing period, ARM loans convert to a one-year ARM loan for the balance of the mortgage term and are indexed to the one-year Constant Maturity Treasury Bill Index.  Fixed rate loans are offered for terms of up to 30 years.  A portion of the Company’s 1-4 family adjustable rate loan volume is generated through loan purchases, which are secured by residences in the state of Connecticut.  As of September 30, 2010, the Company’s outstanding balance of 1-4 family loans equaled $469.6 million or 40.7% of total loans outstanding.

The Company’s 1-4 family lending activities include home equity loans and home equity lines of credit, which totaled $82.8 million at September 30, 2010.  Home equity loans and lines of credit are offered up to a loan-to-value (“LTV”) ratio of 90.0% inclusive of other liens on the property.  Home equity loans are offered as fixed rate loans with terms of up to 15 years.  Home equity lines of credit are offered for terms of up to ten years and are floating rate loans indexed to the prime rate as reported in the Wall Street Journal.

Construction loans originated by the Company consist of loans to finance the construction of 1-4 family residences, as well as commercial real estate properties.  The Company also offers land development loans for development of commercial real estate projects and to residential subdivision developers for the purpose of land acquisition, the development of infrastructure and the construction of homes.  Construction loans for the construction of a personal residence are interest only loans during the construction period and are extended up to a loan-to-value (“LTV”) ratio of 80.0% and require payment of interest only during the construction period which is generally up to 12 months.  Commercial real estate construction loans and land development loans are extended up to a LTV ratio of 75.0% for terms of up two years.  As of September 30, 2010, the Company’s largest construction/land loan was a commitment for $6.1 million, of which $512,000 was outstanding at September 30, 2010.  The loan is a 49% participation interest with a large regional bank and is a commercial construction loan secured by an office building in Amherst, New York.  The loan was current and performing according to its terms at September 30, 2010.  As of September 30, 2010, First Connecticut’s outstanding balance of construction/land loans equaled $49.7 million or 4.3% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.17

The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are substantially collateralized by properties in the state of Connecticut.  First Connecticut originates commercial real estate and multi-family loans up to a maximum LTV ratio of 75.0% and requires a minimum debt-coverage ratio of 1.2 times.  Commercial real estate and multi-family loans are offered as fixed rate or adjustable rate loans with amortization terms of up to 25 years.  Fixed rate loans typically have a balloon provision of five or ten years.  Properties securing the commercial real estate and multi-family loan portfolio include office buildings, industrial and warehouse facilities, retail facilities and apartment buildings.  As of September 30, 2010, the Company’s largest commercial real estate/multi-family loan on one property had an outstanding balance of $13.0 million and was secured by a training facility located in Hartford, Connecticut.  The loan was performing in accordance with its terms at September 30, 2010.  As of September 30, 2010, the Company’s outstanding balance of commercial real estate and multi-family loans totaled $324.9 million equal to 28.1% of total loans outstanding.

The Company’s diversification into non-mortgage types of lending consists primarily of commercial business loans and, to a less extent consumer loans.  Commercial business loans are offered as term loans and lines of credit.  A large portion of the commercial business loan portfolio consists of resort loans to developers of timeshare properties to fund receivables for timeshare units.  Commercial business loans offered by the Company’s also include loans secured by business assets such as accounts receivable, inventory and equipment, as well as working capital lines credit to finance the short-term business needs of businesses.  Timeshare loans generally have a one-to-two year advance period to the developer of the timeshare property, who provides the financing to the consumers purchasing the timeshare units.  Loans extended to the developer are indexed to the prime rate as reported in the Wall Street Journal.  Loan rates provided by the developer to the consumers purchasing time units are at higher interest rates than the interest rate on the Company’s loan to the developer.  Loan terms to the consumers purchasing the timeshare units generally require a down payment of at least 10% and repayment terms of up to ten years.  Loan repayments submitted by the consumer go directly to the Company until the loan advanced to the developer is fully repaid.  As of September 30, 2010, timeshare loans accounted for $100.6 million of the commercial business loan portfolio.  The Company has substantially curtailed its timeshare lending activities and, thus, timeshare loans will become a smaller component of the commercial business loan portfolio in future periods.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.18

Comparatively, the Company is emphasizing growth of other types of commercial business loans comprised of loans extended to middle market companies and small businesses primarily located in Connecticut.  Industry sectors comprising the commercial business loan portfolio include manufacturers, distributors, service businesses, financial services, healthcare providers, not-for-profits and professional service companies.  As of September 30, 2010, the Company’s largest commercial business loan commitment was $13.9 million with $9.3 million advanced as of September 30, 2010.  The Company’s largest commercial business loan is a timeshare loan and was performing according to its terms at September 30, 2010.  As of September 30, 2010, First Connecticut’s total outstanding balance of commercial business loans equaled $211.5 million or 18.3% of total loans outstanding.

Except for home equity loans and line credit, consumer lending has been a relatively minor area of lending diversification for the Company.   The consumer loan portfolio, exclusive of home equity loans and home equity lines of credit, consists of various types of installment loans primarily for new and used autos, loans secured by deposits and unsecured personal loans.  As of September 30, 2010, the Company’s outstanding balance of consumer loans equaled $16.4 million or 1.4% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.19

Asset Quality

Historically, the Company’s credit quality measures implied limited credit risk exposure, as highlighted by the favorably low ratios maintained for non-performing loans and non-performing assets during the years ended 2005 through 2008.  However, more recently, the Company has experienced some credit quality deterioration.  The Company’s lending markets have been negatively impacted by the recession, as evidenced by higher unemployment rates, falling home prices, rising inventories of unsold homes and increased foreclosures.  During the past five and three-quarter years, the Company’s balance of non-performing assets ranged from a low of 0.07% of assets at year end 2007 to a high of 1.38% of assets at year end 2010.  Credit quality deterioration has been most evident in the Company’s portfolio of 1-4 family loans.  As shown in Exhibit I-11, non-performing assets at September 30, 2010, consisted of $20.8 million of non-accruing loans and $128,000 of other real estate owned.  Non-accruing 1-4 family loans and commercial business loans totaling $8.9 million and $5.7 million, respectively, accounted for the two largest segments of the non-accruing loan balance at September 30, 2010.  A significant portion of non-accruing 1-4 family loans held by the Company were purchased loans secured by residences in Fairfield County, Connecticut, which, due to its proximity to New York City, was particularly hard hit by the financial crisis and resulting shakeout in the investment banking industry.  Timeshare loans accounted for $4.9 million of the balance of non-accruing commercial business loans at September 30, 2010.

To track the Company’s asset quality and the adequacy of valuation allowances, First Connecticut has established detailed asset classification policies and procedures which are consistent with regulatory guidelines.  Classified assets are reviewed quarterly by senior management and the Board.  Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets.  To address deterioration in credit quality and the downturn in local economic and real estate market conditions, the Company significantly increased the amount of loan loss provisions established during the past two and three-quarter years.  Loan loss provisions established during 2008, 2009 and the twelve months ended September 30, 2010 equaled $2.1 million, $7.9 million and $5.3 million, respectively.  As of September 30, 2010, the Company maintained loan loss allowances of $18.2 million equal to 1.60% of net loans receivable and 87.41% of non-accruing loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.20

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at September 30, 2010 deposits accounted for 89.2% of First Connecticut’s interest-bearing funding composition.  Exhibit I-12 sets forth the Company’s deposit composition for the past three and three-quarter years.  Core deposits, consisting of transaction and savings account deposits, comprised $812.8 million or 66.0% of total deposits at September 30, 2010, with recent trends showing the concentration of core deposits increasing over the past three and three-quarter years.  Comparatively, core deposits comprised $341.7 million or 42.5% of total deposits at year end 2007.  The increase in the concentration of core deposits comprising total deposits since year end 2007 was primarily realized through growth of NOW and money market deposit accounts, which includes public fund deposits.  NOW and money market account deposits comprised 47.4% and 19.9%  of the Company’s core deposits, respectively, at September 30, 2010.

The balance of the Company’s deposits consists of CDs, which equaled $418.2 million or 34.0% of total deposits at September 30, 2010 compared to $461.5 million or 57.5% of total deposits at year end 2007.  First Connecticut’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less).  As of September 30, 2010, $338.3 million or 80.9% of the Company’s CDs were scheduled to mature in one year or less.  Exhibit I-13 sets forth the maturity schedule of the Company’s CDs as of September 30, 2010.  As of September 30, 2010, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $165.5 million or 39.6% of total CDs.  The Company did not hold any brokered CDs at September 30, 2010.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.21

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk.  The Company maintained $149.8 million of borrowings at September 30, 2010, which consisted of $68.0 million of FHLB advances, $21.0 million of repurchase agreements and $60.8 million of repurchase liabilities that consist of short-term customer sweep account deposits.  FHLB advances held by the Company have laddered maturity dates out to five years.

Subsidiary Activities

Farmington Bank maintains the following active subsidiaries:

Farmington Savings Loan Servicing, Inc.:  Operates as Farmington Bank’s “passive investment company (“PIC”) which exempts it from Connecticut income tax under current law.

Village Investments, Inc.:  Offers brokerage and investment advisory services through a contract with Infinex Financial Services, a registered broker-dealer.

Village Corp., Limited:  Established to hold certain commercial real estate acquired through foreclosure.

Village Square Holdings, Inc.  Holds certain commercial real estate of Farmington Bank previously used as Farmington Bank’s operations center prior to Farmington Bank’s relocation to its current headquarters.

Legal Proceedings

First Connecticut is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

Organized in 1851, Farmington Bank serves the Hartford County market through the executive office in Farmington, Connecticut, 15 full service branch offices and four limited service offices.  Hartford County is located in central Connecticut, approximately two hours from both New York City and Boston.  Exhibit II-1 provides information on the Company’s office properties.

The primary market area served by the Company can be described as both urban and suburban. The population of Hartford County is approximately 885,000 and the broader metropolitan area has a fairly diversified economy, with services, finance/insurance/real estate and wholesale/retail trade constituting the primary sectors of employment.  The competitive environment includes a large number of thrifts, commercial banks, credit unions and other financial services companies, some of which have a national presence.

Future growth opportunities for the Company depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment.  These factors have been briefly examined to help determine the growth potential that exists for the Company and the relative economic health of the Company’s market area.

RP® Financial, LC.	MARKET AREA
II.2

National Economic Factors

The future success of the Company’s operations is partially dependent upon national economic factors and trends.  In assessing national economic trends over the past few quarters, positive trends in the economic recovery continued in the second quarter of 2010 as manufacturing activity and retail sales were up in April.  The April employment report showed employers added 290,000 jobs, which was more than expected.  At the same time, the April unemployment rate increased to 9.9%.  Single-family housing starts surged in April, as builders stepped up production ahead of the April 30 deadline for sales qualifying for a federal tax credit.  Likewise, sales of existing and new homes showed healthy increases in April, which was also believed in a large part related to home buyers seeking to take advantage of the federal tax credit that was due to expire at the end April.  Orders for durable goods rose 2.9% in April, while consumer spending remained flat in April.  Manufacturing in the U.S. grew at a brisk pace in May and the service sector continued to expand in May as well.  However, the employment report for May was weaker than expected, as almost all of the new jobs added in May were due to census hiring.  The unemployment rate for May fell to 9.7%.  Housing data for May also suggested that the economic recovery was losing steam, as sales of new and existing homes declined in May following the expiration of a special tax credits for home buyers.  Retail sales and durable-goods orders also dropped in May.

Economic data for June 2010 generally showed more signs that the recovery was losing momentum.  Manufacturing activity and service sector growth moderated from May to June, while June employment data reflected job losses for the first time in 2010 as payrolls dropped after the government let 225,000 census workers go.  The June 2010 unemployment rate edged down to 9.5%, due to a net reduction in job seekers.  Wholesale and retail sales declined in June, which translated into a rise in inventories at both the wholesale and retail level.  With the expiration of tax credits for home buyers and weak job growth, the housing market stumbled in June.  Sales of existing homes fell in June, while new home sales rose in June but remained anemic.  Housing starts were down in June, as the inventory of unsold homes rose.  The composite index of leading economic indicators also slipped in June from May.  Durable goods orders declined in June and second quarter GDP growth slowed to an annual rate of 1.7%.

RP® Financial, LC.	MARKET AREA
II.3

Economic data at the start of third quarter 2010 continued to show a mixed picture for the economy.  Growth in manufacturing activity slowed in July, while service sector activity expanded in July.  Employment data for July showed a loss of 131,000 jobs, while the unemployment rate held steady at 9.5%.  Retail sales and wholesale production were up slightly in July and the index of leading indicators also showed a modest increase in July.  Housing starts were up in July, but single-family housing starts were down in July.  Sales of existing homes plunged to 15-year lows in July and new home sales were down sharply in July as well.  A weak reading for July durable goods order further underscored that the economy was losing momentum.  In contrast to general trends pointing towards a slowing economy, manufacturing activity accelerated in August.  At the same time, U.S. job losses continued to mount in August and the national unemployment rate for August edged up to 9.6%.  Despite modest improvement in the August housing numbers, the data continued to indicate that the housing market continued to face a long recovery.  Increases in business spending and durable-goods orders (excluding transportation) were among the bright spots coming out of the August data.

Manufacturing activity expanded in September 2010 for a 14th straight month, but at a slower rate than the previous month.  Comparatively, the service sector expanded at a faster rate in September, allaying fears that the economy would slip back into a recession.  The September employment report showed job losses of 95,000, while the unemployment rate held steady at 9.6%.  New and existing home sales increased in September, but the overall level of sales remained very weak.  Retail sales rose for a third straight month in September, but industrial output for September was down slightly.  The index of leading economic indicators rose slightly in September, suggesting the economy would keep growing but slowly.  Third quarter GDP grew at a 2.5% annual rate (subsequently revised to 2.6%), which was slightly better than the 1.7% GDP growth rate posted during the second quarter.

The U.S. economy added 151,000 jobs in October as private-sector hiring picked up, but the unemployment rate remained at 9.6%.  Manufacturing for October was at its highest level since May and retail sales for October were up for a fourth straight month in October.  The index of leading economic indicators rose in October, but the housing sector continued to struggle as existing and new home sales fell in October amid weak demand and concerns about the foreclosure process.  Orders for durable goods unexpectedly plunged 3.3% in October, which was the largest drop in 21 months.  Manufacturing activity expanded for a 16th straight month in November, but the growth remained too weak to bring down high unemployment.  November employment data showed 39,000 jobs were added to the U.S. economy, which was fewer than expected, and the November unemployment rate jumped to 9.8%.  On the positive side, retail sales and industrial production rose in November, while housing starts increased modestly in November and retailers reported robust sales for November.

RP® Financial, LC.	MARKET AREA
II.4

In terms of interest rates trends over the past few quarters, signs of the economic recovery gaining traction pushed Treasury yields higher at the start of the second quarter of 2010 with the 10-year Treasury note yield increasing to 4.0% in early-April.  Treasury yields eased lower in mid-April and then were relatively stable for the balance of April, as the consumer price index for March indicated that inflation remained muted and the Federal Reserve concluded its late-April meeting with keeping its target interest rate near zero.  Investors fled to the safety of U.S. Treasury debt in early-May amid worries about possible ripple effects form Greece’s credit crisis, with the yield on the 10-year Treasury note moving below 3.5% during the first week of May.  April’s producer price index reflecting a low level of inflation at the wholesale level and concerns about the U.S. economy on news that mortgage delinquencies hit a record in the first quarter furthered the decline in long-term Treasury yields in mid-May.  The downward trend in long-term Treasury yields continued into late-May, as investors moved to the safety of Treasury bonds amid worries about the health of the global economy and growing tensions between North and South Korea.  After declining in early-June on the weak employment report for May, Treasury yields eased higher into mid-June as investors moved back into stocks.  Long-term Treasury yields trended lower in the second half of June, as concerns mounted that the economy might be in for a slowdown.  The Federal Reserve concluded its June meeting with a subdued assessment of the economy and affirmed that short-term rates interest rates would remain near zero for an “extended period”.  Yields on the 10-year Treasury note moved below 3.0% at the end of June, as investors gravitated toward U.S. debt amid growing concerns about the global economic outlook.

RP® Financial, LC.	MARKET AREA
II.5

Signs of a slowing economy and tame inflation readings provided for a relatively stable interest rate environment through most of July 2010, while mortgage rates dropped to historic lows.  A weak employment report for July continued to support a downward trend in Treasury yields in early-August.  Treasury yields dropped to 16-month lows heading into mid-August, as investors bought Treasurys in a flight to safety amid worries over slowing growth.  More signs of slower growth continued a slight downward trend in long-term Treasury yields into late-August.  Strong reports for manufacturing and service sector activity in August contributed to long-term Treasury yields edging higher during the first half of September.  The Federal Reserve concluded its September with no change in its target rate and signaled they were moving towards taking new steps to bolster the economy.  The Federal’s statement along with housing data for August indicating a long recovery for the housing market depressed long-term Treasury yields in the second half of September.

Treasury yields declined further at the start of fourth quarter of 2010, reflecting growing expectations that the Federal Reserve would start buying more U.S. debt following a disappointing jobs report that showed private employers cut jobs in September.  The yield on the 10-year Treasury note dipped below 2.40% in early-October and then edged higher in mid-October following a weak sale of 30-year Treasury bonds.  Interest rates stabilized during the second half of October, amid signs that the economy would continue to grow slowly and inflation would remain low.  The Federal Reserve’s announcement that it would purchase $600 billion of Treasury bonds to spur the economy pushed long-term Treasury yields lower in early-November, which was followed by an upturn in Treasury yields in mid-November.  Stronger than expected retail sales for October and profit taking were noted factors contributing to the decline in Treasury prices.  Treasury yields eased lower in late-November amid a flight to safe based on worries about Ireland’s debt problems and North Korea’s attack of a South Korean island.  An apparent agreement by Congress to extend the Bush-era tax cuts pushed the ten year Treasury yield back above 3.0%.  While inflation readings for November remained low, Treasury yields spiked higher in mid-December on signs of stronger economic growth.  As of December 14, 2010, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.30% and 3.49%, respectively, versus comparable year ago yields of 0.37% and 3.56%.  Exhibit II-2 provides historical interest rate trends.

RP® Financial, LC.	MARKET AREA
II.6

Based on the consensus outlook of 51 economists surveyed by National Association for Business Economics between October 21 and November 4, 2010, the pace of the U.S. economic recovery will remain steady but slow.  The economists expect GDP growth of 2.7% for 2010 followed by slightly slower growth of 2.6% in 2011.  The unemployment rate is forecasted to remain elevated at 9.5% or higher through early-2011 and then ease only slightly to 9.2% by the end of 2011.  The outlook for housing also remained relatively weak, based on expected housing starts of 720,000 for 2010.  The economists said they expect the federal funds rate to remain near zero until late next year and the 10-year Treasury note is expected to yield 3.25% by the end of 2011.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the Hartford County market area served by First Connecticut.  Demographic data for Harford County, as well as for Connecticut and the U.S. is provided in Table 2.1.

Hartford County has experienced relatively slow demographic growth during the 2000 to 2010 period, a characteristic typical of mature, densely populated markets located throughout the Northeast Corridor.  Population and household growth rates for Hartford County have been and are projected to remain well below the comparable U.S. measures, while approximating the comparable Connecticut growth rates.

In terms of per capita income, the state of Connecticut is the wealthiest state in the country.  The most affluent markets in Connecticut are in southwestern Connecticut nearby to New York City, particularly with respect to Fairfield County.  While Hartford County’s income measures for median household income and per capita income were below the comparable Connecticut measures, they were well above the comparable U.S. measures.  Over the past decade, per capita and median household income for Hartford County increased at slightly slower rates compared to the Connecticut and the U.S. growth rates.  Comparatively, over the next five years, Hartford County’s projected growth rates for per capita and median household income match the projected growth rates for Connecticut and exceed the projected U.S. growth rates.  The relative affluence of state of Connecticut, including Hartford County, is also evidenced by a comparison of household income distribution measures, as Connecticut and Hartford County maintain lower percentages of households with incomes of less than $25,000 and higher percentages of households with incomes over $100,000 relative to the U.S.

RP® Financial, LC.	MARKET AREA
II.7

Table 2.1
First Connecticut Bancorp, Inc.
Summary Demographic Data

	Year			Annual Growth Rate
	2000	2010	2015	2000-2010	2010-2015
Population (000)
United States	281,422	311,213	323,209	1.0%	0.8%
Connecticut	3,406	3,536	3,569	0.4%	0.2%
Hartford County	857	885	894	0.3%	0.2%

Households (000)
United States	105,480	116,761	121,360	1.0%	0.8%
Connecticut	1,302	1,353	1,366	0.4%	0.2%
Hartford County	335	345	348	0.3%	0.2%

Median Household Income ($)
United States	42,164	54,442	61,189	2.6%	2.4%
Connecticut	53,915	70,340	80,697	2.7%	2.8%
Hartford County	50,777	64,279	73,953	2.4%	2.8%

Per Capita Income ($)
United States	21,587	26,739	30,241	2.2%	2.5%
Connecticut	28,766	36,065	41,464	2.3%	2.8%
Hartford County	26,047	32,159	36,863	2.1%	2.8%

	Less Than $25,000	$25,000 to 49,999	$50,000 to $99,999	$100,000+
2010 HH Income Dist. (%)
United States	20.8%	24.7%	35.7%	18.8%
Connecticut	14.9%	18.0%	38.4%	28.8%
Hartford County	16.7%	20.6%	39.6%	23.2%

Source: SNL Financial.

RP® Financial, LC.	MARKET AREA
II.8

Local Economy

Hartford County has a fairly diverse economy, with financial services companies maintaining a notable presence in the region.  Hartford County maintains an employment base of approximately 650,000, with employment in services (36.6% of workforce), finance/Insurance/Real Estate (15.5% of the work force), and wholesale/retail trade (13.2%) constitute the basis of the local economy in Hartford County.  Comparatively, for the state of Connecticut, employment in services (38.4% of the workforce), wholesale/retail trade (13.5%) and finance/insurance/real estate (13.2% of the workforce) constitute the largest concentrations of employment.  Table 2.2 shows employment by sector for Hartford County, as well as for the state of Connecticut.

Table 2.2
First Connecticut Bancorp, Inc.
Primary Market Area Employment Sectors
(Percent of Labor Force)

Employment Sector	Connecticut	Hartford County
	(% of Total Employment)

Services	38.4%	36.6%
Government	11.9%	11.7%
Wholesale/Retail Trade	13.5%	13.2%
Construction	5.6%	4.7%
Finance/Insurance/Real Esate	13.2%	15.5%
Manufacturing	8.6%	9.5%
Transportation/Utility	2.7%	3.1%
Arts/Entertainment/Rec.	2.1%	1.7%
Agriculture	2.2%	0.3%
Other	1.8%	3.7%
Total	100.0%	100.0%

Source: REIS DataSource 2008

RP® Financial, LC.	MARKET AREA
II.9

The Company’s market area is known as “the insurance capital of the world” as it is home to many of the nation’s leading insurance agencies such as the Hartford, Travelers and Aetna.  The healthcare industry also is a significant source of employment for the local economy, as evidenced by the number of healthcare providers in the region such as Hartford Hospital, John Dempsey Hospital and St. Francis Hospital.  Table 2.3 lists the largest employers in Hartford County.

Table 2.3
First Connecticut Bancorp, Inc.
Market Area Largest Employers

Company	Industry	Employees

Aetna	Insurance	6,000
Hartford Hospital	Healthcare	6,000
Hartford Financial Group	Insurance	5,000
Travelers Insurance	Insurance	4,000
St. Francis Hospital	Healthcare	3,000
City of Hartford	Government	3,000

Source: Americas Career InfoNet

The national recession and slow recovery have impacted real estate market conditions in the Company’s regional lending market.  Consistent with national trends, the Hartford County residential real estate market has experienced a decline in housing prices reflecting weak demand for home purchases and rising inventories of unsold homes on the market.  Single-family home sales in Hartford County were down by 32.5% in the third quarter of 2010 compared to the year ago quarter, with single-family home sales totaling 1,314 in the third quarter of 2010.  Comparatively, while sales prices of single–family homes remained below pre-recession prices during the third quarter, the median sales price for single-family homes sold in Hartford County increased by 4.3% from $232,000 in the third quarter of 2009 to $242,000 in the third quarter of 2010.

RP® Financial, LC.	MARKET AREA
II.10

The Hartford commercial real estate market has been impacted by the current state of the economy as well, but signs of stability have been emerging within certain sectors of the commercial market.  In the third quarter of 2010, the Hartford MSA absorbed just over 100,000 square feet of office space but year-to-date absorption in the market is still negative. The vacancy rate for office space in the Hartford MSA was 21.2% during the third quarter of 2010 compared to 20.1% during the prior quarter, while the third quarter lease rates for Hartford MSA office space averaged $18.97 per square foot compared to $19.04 per square foot in the second quarter of 2010.

The industrial market in the Hartford MSA continues to struggle due to a lack of new tenant activity. The industrial market experienced 192,000 square feet of negative absorption during the third quarter of 2010. The industrial market vacancy rate was 17.4% during the third quarter of 2010 compared to 16.8% during the second quarter of 2010, while the third quarter lease rates for Hartford MSA industrial space averaged $4.94 per square foot or  $0.04 below the average rate for the year.

Unemployment Trends

Comparative unemployment rates for Hartford County, as well as for the U.S. and Connecticut, are shown in Table 2.4.  Hartford County’s October 2010 unemployment rate of 9.0% was slightly higher than the comparable Connecticut unemployment rate of 9.0% and lower than the national unemployment rate of 9.6%,  The October 2010 unemployment rate for Hartford County was higher compared to a year ago, which was consistent with the national and state unemployment rate trends.

Table 2.4
First Connecticut Bancorp, Inc.
Market Area Unemployment Trends

	October 2009	October 2010
Region	Unemployment	Unemployment

United States	10.2%	9.6%
Connecticut	8.3	8.5
Hartford County	8.8	9.0

Source: SNL Financial

RP® Financial, LC.	MARKET AREA
II.11

Market Area Deposit Characteristics and Competition

Table 2.5 displays deposit market trends from June 30, 2005 through June 30, 2010 for Hartford County, as well as for the state of Connecticut.  Consistent with the state of Connecticut, commercial banks maintained a much larger market share of deposits than savings institutions in Hartford County.  The larger deposit market share maintained by commercial banks was supported by their larger branch presence.  Bank and thrift deposits in Hartford County increased at a 5.3% annual rate from June 30, 2005 through June 30, 2010, which was slightly above the comparative 4.3% deposit growth rate posted by all Connecticut banks and thrifts.  During the period covered in Table 2.5, commercial banks experienced a slight increase in deposit market share in Connecticut, while savings institutions gained deposit market share in Hartford County.

Table 2.5
First Connecticut Bancorp, Inc.
Deposit Summary

	As of June 30,
	2005			2010			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2005-2010
	(Dollars In Thousands)						(%)
Deposit Summary

State of Connecticut	$76,936,000	100.0%	1,197	$95,706,000	100.0%	1,296	4.5%
Commercial Banks	44,120,000	57.3%	598	59,554,000	90.7%	692	6.2%
Savings Institutions	32,816,000	42.7%	599	36,152,000	9.3%	604	2.0%

Hartford County	$23,998,452	100.0%	271	$31,048,049	100.0%	285	5.3%
Commercial Banks	17,487,073	72.9%	142	22,392,925	72.1%	160	5.1%
Savings Institutions	6,511,379	27.1%	129	8,655,124	27.9%	125	5.9%
Farmington Bank	690,003	2.9%	14	1,086,795	3.5%	17	9.5%

Source: FDIC.

The Company’s $1.1 billion of deposits at June 30, 2010 represented a 3.5% market share of Hartford County’s thrift and bank deposits.  First Connecticut’s deposits increased at a 9.5% annual rate from June 30, 2005 through June 30, 2009, which provided for an increase in the Company’s deposit market share from 2.9% at June 30, 2005 to 3.5% at June 30, 2010.

RP® Financial, LC.	MARKET AREA
II.12

As implied by the Company’s market share of deposits, competition among financial institutions in the Company’s market area is significant.  Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by First Connecticut.  Financial institution competitors in the Company’s primary market area include other locally-based thrifts and banks, as well as regional, super regional and money center banks.  From a competitive standpoint, First Connecticut has sought to emphasize its community orientation in the markets served by its branches.  There are a total of 25 banking institutions operating in Hartford County, with First Connecticut holding the eighth largest market share of deposits.  Table 2.6 lists the Company’s largest competitors in Hartford County, based on deposit market share as noted parenthetically.

Table 2.6
First Connecticut Bancorp, Inc.
Market Area Deposit Competitors

Location	Name

Hartford County	Bank of America (44.4%)
Webster Bank (12.5%)
Toronto-Dominion Bank (8.0%)
Prudential Bank (5.3%)
Peoples United (4.9%)
First Connecticut (3.5%) - Rank of 8

Source: FDIC

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III.  PEER GROUP ANALYSIS

This chapter presents an analysis of First Connecticut’s operations versus a group of comparable companies (the “Peer Group”) selected from the universe of all publicly-traded savings institutions.  The primary basis of the pro forma market valuation of the Company is provided by these public companies.  Factors affecting the Company’s pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group.  Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between the Company and the Peer Group, will then be used as a basis for the valuation of the Company’s to-be-issued common stock.

Peer Group Selection Process

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines.  Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions.  Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value.  We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history.  A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics.  There are approximately 144 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics.  To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences.  Since First Connecticut will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group.  From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of First Connecticut.  In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

o
Screen #1  New England institutions with assets between $750 million and $2.750 billion, tangible equity-to-assets ratios of greater than 7.5% and positive core earnings.  Four companies met the criteria for Screen #1 and all four were included in the Peer Group:  Brookline Bancorp, Inc. of Massachusetts, Danvers Bancorp, Inc. of Massachusetts, United Financial Bancorp, Inc. of Massachusetts and Westfield Financial, Inc. of Massachusetts.  Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

o
Screen #2  Mid-Atlantic institutions with assets between $750 million and $2.750 billion, tangible equity-to-assets ratios of greater than 7.5% and positive core earnings.  Six companies met the criteria for Screen #2 and all six were included in the Peer Group:  Abington Bancorp, Inc. of Pennsylvania, Beacon Federal Bancorp, Inc. of New York, Cape Bancorp, Inc. of New Jersey, ESSA Bancorp, Inc. of Pennsylvania, Ocean Shore Holding Co. of New Jersey and OceanFirst Financial Corp. of New Jersey.  Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.  While there are expectedly some differences between the Peer Group companies and First Connecticut, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments.  The following sections present a comparison of First Connecticut’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1
Peer Group of Publicly-Traded Thrifts
December 14, 2010

				Operating	Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Stategy(1)	Assets(2)	Offices	Year	Date	Price	Value
									($)	($Mil)

BRKL	Brookline Bancorp, Inc. of MA	NASDAQ	Brookline, MA	Thrift	$2,660	18	12-31	07/02	$10.59	$625
DNBK	Danvers Bancorp, Inc. of MA	NASDAQ	Danvers, MA	Thrift	$2,631	26	12-31	01/08	$15.99	$336
OCFC	OceanFirst Financial Corp. of NJ	NASDAQ	Toms River, NJ	Thrift	$2,225	23	12-31	07/96	$13.05	$246
UBNK	United Financial Bancorp of MA	NASDAQ	W. Springfield, MA	Thrift	$1,545	24	12-31	12/07	$14.95	$242
ABBC	Abington Bancorp, Inc. of PA	NASDAQ	Jenkintown, PA	Thrift	$1,258	12	12-31	06/07	$11.97	$241
WFD	Westfield Financial Inc. of MA	NASDAQ	Westfield, MA	Thrift	$1,253	11	12-31	01/07	$8.80	$249
ESSA	ESSA Bancorp, Inc. of PA	NASDAQ	Stroudsburg, PA	Thrift	$1,072	14	09-30	04/07	$13.04	$176
BFED	Beacon Federal Bancorp of NY	NASDAQ	East Syracuse NY	Thrift	$1,059	8	12-31	10/07	$11.31	$73
CBNJ	Cape Bancorp, Inc. of NJ	NASDAQ	Cape May Ct Hs, NJ	Thrift	$1,054	18	12-31	02/08	$8.33	$111
CSHC	Ocean Shore Holding Co. of NJ	NASDAQ	Ocean City, NJ	Thrift	$838	10	12-31	12/09	$11.40	$83

NOTES:	(1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
	(2)	Most recent quarter end available (E=Estimated and P=Pro Forma).

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to First Connecticut’s characteristics is detailed below.

o
Abington Bancorp, Inc. of Pennsylvania.  Selected due to comparable asset size, relatively low non-interest operating income as a percent of average assets, comparable concentration of 1-4 family permanent mortgage loans comprising assets and lending diversification emphasis on commercial real estate loans.

o
Beacon Federal Bancorp, Inc. of New York.  Selected due to similar interest-earning asset composition, comparable return on average assets, comparable concentration of 1-4 family permanent mortgage loans comprising assets and relatively favorable credit quality measures.

o
Brookline Bancorp, Inc. of Massachusetts.  Selected due to comparable size of branch network, similar interest-earning asset composition, similar net interest margin, relatively low non-interest operating income as a percent of average assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

o
Cape Bancorp, Inc. of New Jersey.  Selected due to comparable size of branch network, similar interest-earning asset composition, comparable return on average assets, similar net interest margin, comparable level of operating expenses as a percent of average assets, similar impact of loan loss provisions on earnings, comparable concentration of 1-4 family permanent mortgage loans comprising assets and lending diversification emphasis on commercial real estate loans.

o
Danvers Bancorp, Inc. of Massachusetts.  Selected due to similar interest-bearing funding composition, similar net interest margin, relatively low non-interest operating income as a percent of average assets, comparable level of operating expenses as a percent of average assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

o
ESSA Bancorp, Inc. of Pennsylvania.  Selected due to comparable size of branch network, comparable return on average assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

o
Ocean Shore Holding Co. of New Jersey.  Selected due to similar interest-earning asset composition, relatively low non-interest operating income as a percent of average assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

o
OceanFirst Financial Corp. of New Jersey.  Selected due to similar interest-earning asset composition, similar net interest margin, comparable impact of loan loss provisions on earnings and lending diversification emphasis on commercial real estate loans.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

o
United Financial Bancorp, Inc. of Massachusetts.  Selected due to comparable asset size, similar interest-earning asset composition, comparable return on average assets, similar net interest margin, comparable level of operating expenses as a percent of average assets, comparable concentration of 1-4 family permanent mortgage loans comprising assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

o
Westfield Financial, Inc. of Massachusetts.  Selected due to comparable asset size, relatively low non-interest operating income as a percent of average assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

In aggregate, the Peer Group companies maintained a higher level of tangible equity than the industry average (13.4% of assets versus 10.9% for all public companies), generated higher core earnings as a percent of average assets (0.55% core ROAA versus a net loss of 0.17% for all public companies), and earned a higher core ROE (4.38% core ROE versus negative 0.68% for all public companies).  Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were higher than the respective averages for all publicly-traded thrifts.

	All
	Publicly-Traded		Peer Group

Financial Characteristics (Averages)
Assets ($Mil)	$2,804		$1,560
Market capitalization ($Mil)	$325		$238
Tangible equity/assets (%)	10.90%		13.40%
Core return on average assets (%)	(0.17)		0.55
Core return on average equity (%)	(0.68)		4.38

Pricing Ratios (Averages)(1)
Core price/earnings (x)	17.38	x	18.92	x
Price/tangible book (%)	82.08%		107.63%
Price/assets (%)	8.66		14.58

(1) Based on market prices as of December 14, 2010.

Ideally, the Peer Group companies would be comparable to First Connecticut in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies.  However, in general, the companies selected for the Peer Group were fairly comparable to First Connecticut, as will be highlighted in the following comparative analysis.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Financial Condition

Table 3.2 shows comparative balance sheet measures for First Connecticut Federal and the Peer Group, as of September 30, 2010 or the most recent date publicly available.  The Company’s equity ratio of 6.5% of assets was well below the Peer Group’s average ratio of 14.0%.  However, the Company’s pro forma capital position will increase with the addition of stock proceeds, providing the Company with an equity-to-assets ratio that will be similar to the Peer Group’s ratio.  Tangible equity-to-assets ratios for the Company and the Peer Group equaled 6.5% and 13.4%, respectively.  The increase in First Connecticut’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs.  At the same time, the Company’s higher pro forma capitalization will initially depress return on equity.  Both First Connecticut’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both First Connecticut and the Peer Group.  The Company’s loans-to-assets ratio of 75.5% was higher than the comparable Peer Group ratio of 68.4%.  Comparatively, the Company’s cash and investments-to-assets ratio of 19.5% was lower than the comparable Peer Group ratio of 26.3%.  Overall, First Connecticut’s interest-earning assets amounted to 95.0% of assets, which approximated the comparable Peer Group ratio of 94.7%.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of September 30, 2010

		Balance Sheet as a Percent of Assets
		Cash &	MBS &				Borrowed	Subd.	Net	Goodwill	Tng Net
		Equivalents	Invest	BOLI	Loans	Deposits	Funds	Debt	Worth	& Intang	Worth

First Connecticut Bancorp, Inc.
September 30, 2010		9.0%	10.5%	1.3%	75.5%	81.4%	9.9%	0.0%	6.5%	0.0%	6.5%

All Public Companies
Averages		6.2%	20.3%	1.4%	67.1%	73.3%	13.4%	0.5%	11.7%	0.8%	10.9%
Medians		5.0%	19.2%	1.4%	68.7%	73.9%	12.5%	0.0%	10.7%	0.2%	9.8%

State of CT
Averages		4.8%	25.1%	1.2%	60.4%	69.8%	11.7%	0.4%	16.9%	4.8%	12.1%
Medians		4.8%	25.1%	1.2%	60.4%	69.8%	11.7%	0.4%	16.9%	4.8%	12.1%

Comparable Group
Averages		3.4%	22.9%	1.8%	68.4%	67.5%	17.1%	0.5%	14.0%	0.6%	13.4%
Medians		2.5%	20.0%	1.8%	71.5%	71.5%	14.8%	0.0%	13.5%	0.0%	12.8%

Comparable Group
ABBC	Abington Bancorp, Inc. of PA	5.6%	30.2%	3.4%	56.8%	71.7%	10.2%	0.0%	16.9%	0.0%	16.9%
BFED	Beacon Federal Bancorp of NY	1.2%	18.8%	1.0%	76.0%	65.8%	23.5%	0.0%	10.2%	0.0%	10.2%
BRKL	Brookline Bancorp, Inc. of MA	2.6%	13.0%	0.0%	81.1%	66.2%	14.2%	0.0%	18.7%	1.7%	17.0%
CBNJ	Cape Bancorp, Inc. of NJ	2.6%	15.8%	2.7%	72.3%	71.3%	15.4%	0.0%	12.7%	2.2%	10.5%
DNBK	Danvers Bancorp, Inc. of MA	2.5%	25.8%	1.3%	65.7%	77.5%	9.3%	1.1%	11.2%	1.3%	9.9%
ESSA	ESSA Bancorp, Inc. of PA	1.0%	26.7%	1.5%	68.2%	50.4%	32.7%	0.0%	16.0%	0.0%	16.0%
OSHC	Ocean Shore Holding Co. of NJ	11.7%	3.8%	1.8%	79.9%	72.0%	13.1%	1.8%	11.8%	0.0%	11.8%
OCFC	OceanFirst Financial Corp. of NJ	1.3%	19.3%	1.8%	75.0%	73.0%	15.8%	1.2%	9.0%	0.0%	9.0%
UBNK	United Financial Bancorp of MA	3.5%	20.6%	1.9%	70.7%	71.8%	12.5%	0.5%	14.4%	0.6%	13.8%
WFD	Westfield Financial Inc. of MA	2.0%	54.8%	3.2%	38.2%	55.3%	24.3%	0.0%	19.1%	0.0%	19.1%

		Balance Sheet Annual Growth Rates							Regulatory Capital
			MBS, Cash &			Borrows.	Net	Tng Net
		Assets	Investments	Loans	Deposits	& Subdebt	Worth	Worth	Tangible	Core	Reg.Cap.

First Connecticut Bancorp, Inc.
September 30, 2010		27.32%	111.59%	13.11%	31.81%	16.70%	6.01%	6.01%	6.57%	6.57%	10.20%

All Public Companies
Averages		5.53%	12.79%	2.61%	9.09%	-14.63%	2.31%	2.44%	10.88%	10.85%	18.37%
Medians		1.81%	7.26%	-0.96%	6.04%	-11.75%	2.30%	2.05%	9.51%	9.51%	16.40%

State of CT
Averages		3.52%	4.84%	0.91%	5.13%	12.07%	6.48%	5.13%	10.10%	10.10%	15.27%
Medians		3.52%	4.84%	0.91%	5.13%	12.07%	6.48%	5.13%	10.10%	10.10%	15.27%

Comparable Group
Averages		9.78%	11.18%	6.07%	17.79%	-7.32%	9.77%	8.15%	15.27%	15.27%	20.37%
Medians		2.68%	8.86%	1.55%	14.21%	-6.19%	4.79%	4.93%	14.50%	14.50%	17.72%

Comparable Group
ABBC	Abington Bancorp, Inc. of PA	2.49%	20.46%	-6.93%	10.36%	-26.94%	-3.91%	-3.91%	13.49%	13.49%	22.98%
BFED	Beacon Federal Bancorp of NY	-1.00%	-2.44%	-1.14%	2.36%	-12.14%	7.73%	7.73%	9.14%	9.14%	12.97%
BRKL	Brookline Bancorp, Inc. of MA	0.81%	-0.95%	0.90%	15.15%	-36.43%	1.66%	2.13%	15.70%	15.70%	19.34%
CBNJ	Cape Bancorp, Inc. of NJ	-1.22%	5.14%	-3.53%	-1.48%	-6.45%	7.00%	8.76%	9.81%	9.81%	13.57%
DNBK	Danvers Bancorp, Inc. of MA	38.99%	28.42%	40.38%	48.44%	-1.80%	29.78%	15.13%	14.95%	14.95%	15.83%
ESSA	ESSA Bancorp, Inc. of PA	2.87%	10.34%	-0.37%	32.18%	-20.18%	-7.48%	-7.48%	31.35%	31.35%	32.60%
OSHC	Ocean Shore Holding Co. of NJ	12.86%	NM	2.19%	13.27%	-5.92%	47.35%	47.35%	10.25%	10.25%	19.67%
OCFC	OceanFirst Financial Corp. of NJ	18.81%	NM	2.62%	19.56%	14.31%	20.01%	20.01%	14.04%	14.04%	14.93%
UBNK	United Financial Bancorp of MA	23.84%	21.07%	24.15%	32.05%	11.60%	2.59%	-1.26%	15.24%	15.24%	16.09%
WFD	Westfield Financial Inc. of MA	-0.66%	7.38%	2.48%	5.98%	10.77%	-6.98%	-6.98%	18.71%	18.71%	35.74%

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

First Connecticut’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition.  The Company’s deposits equaled 81.4% of assets, which was above the Peer Group’s ratio of 67.5%.  Comparatively, the Peer Group maintained a higher level of borrowings than the Company, as indicated by borrowings-to-assets ratios of 17.6% and 9.9% for the Peer Group and First Connecticut, respectively.  Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 91.3% and 85.1%, respectively.  Following the increase in capital provided by the net proceeds of the stock offering, the Company’s ratio of interest-bearing liabilities as a percent of assets will be more comparable to the Peer Group’s ratio.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio.  Presently, the Company’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on respective ratios of 104.1% and 111.3%.  The additional capital realized from stock proceeds should serve to increase the Company’s IEA/IBL ratio, as the interest free capital realized in First Connecticut’s stock offering will reduce the level of interest-bearing liabilities funding assets and net proceeds realized from the stock offering are expected to be mostly deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items.  First Connecticut’s growth rates are annualized growth rates for the nine months ended September 30, 2010  and the Peer Group’s growth rates are based on annual growth rates for the twelve months ended September 30, 2010 or the most recent twelve month period available.  First Connecticut’s asset growth rate of 27.3% exceeded the Peer Group’s asset growth rate of 9.8%.  The Peer Group’s asset growth was in part supported by acquisition related growth, as Danvers Bancorp and United Financial both completed acquisitions during the twelve month period.  Asset growth for First Connecticut consisted of a combination of cash and investments and loans, with the significantly higher growth rate indicated for cash and investments attributable to the comparatively lower balance of cash and investments maintained relative to loans.  Asset growth for the Peer Group was also sustained by a combination of loans and cash and investments, with a higher growth rate indicated for cash and investments.  The Company’s growth rates for cash and investments and loans exceeded the comparable Peer Group growth rates.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

First Connecticut’s asset growth was funded primarily by deposit growth of 31.8%, which exceeded the Peer Group’s deposit growth rate of 17.8%.  Borrowings increased at an annualized rate of 16.7% for the Company, versus a 7.3% decrease in borrowings for the Peer Group.  The Company’s tangible capital growth rate equaled 6.0%, which was below the Peer Group’s tangible capital growth rate of 8.2%.  The Peer Group’s higher capital growth rate was in part attributable to the increase in Ocean Shore Holding’s capital realized from completing a second-step conversion offering in December 2009.  The increase in capital realized from the infusion of net conversion proceeds will likely depress the Company’s capital growth rate initially following the stock offering.  Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group, based on earnings for the twelve months ended September 30, 2010, unless otherwise indicated for the Peer Group companies.  First Connecticut and the Peer Group reported net income to average assets ratios of 0.45% and 0.57%, respectively.  A higher level of net interest income represented the primary earnings advantage for the Company, while the Peer Group maintained earnings advantages with respect to a higher level of non-interest operating income and a lower level of operating expenses.

The Company’s stronger net interest income ratio was realized through maintenance of a lower interest expense ratio, which was partially offset by the Peer Group’s slightly higher interest income ratio.  The Peer Group’s higher interest income ratio was realized through earning a higher yield on interest-earning assets (4.97% versus 4.86% for the Company).  The Company’s lower interest expense ratio was supported by maintenance of a lower cost of funds (1.12% versus 1.88% for the Peer Group), which was partially offset by the Peer Group’s maintenance of a lower level of interest-bearing liabilities funding assets.  Overall, First Connecticut and the Peer Group reported net interest income to average assets ratios of 3.61% and 3.11%, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended September 30, 2010

			Net Interest Income					Other Income
						Loss	NII				Total
		Net				Provis.	After	Loan	R.E.	Other	Other
		Income	Income	Expense	NII	on IEA	Provis.	Fees	Oper.	Income	Income
First Connecticut Bancorp, Inc.
September 30, 2010		0.45%	4.51%	0.89%	3.61%	0.39%	3.23%	0.00%	0.00%	0.30%	0.30%

All Public Companies
Averages		0.00%	4.67%	1.62%	3.06%	0.88%	2.17%	0.02%	-0.08%	0.82%	0.76%
Medians		0.35%	4.71%	1.59%	3.07%	0.52%	2.44%	0.00%	-0.01%	0.58%	0.54%

State of CT
Averages		0.33%	4.07%	1.30%	2.77%	0.25%	2.53%	0.00%	0.00%	1.01%	1.01%
Medians		0.33%	4.07%	1.30%	2.78%	0.25%	2.53%	0.00%	0.00%	1.02%	1.01%

Comparable Group
Averages		0.57%	4.70%	1.59%	3.11%	0.39%	2.72%	0.01%	-0.03%	0.46%	0.44%
Medians		0.52%	4.81%	1.45%	3.19%	0.30%	2.86%	0.00%	0.00%	0.49%	0.48%

Comparable Group
ABBC	Abington Bancorp, Inc. of PA	0.30%	4.19%	1.54%	2.65%	0.56%	2.09%	0.00%	0.00%	0.20%	0.20%
BFED	Beacon Federal Bancorp of NY	0.46%	5.15%	2.25%	2.90%	0.67%	2.24%	0.00%	0.00%	0.50%	0.50%
BRKL	Brookline Bancorp, Inc. of MA	1.02%	4.98%	1.44%	3.55%	0.19%	3.35%	0.00%	0.00%	0.05%	0.05%
CBNJ	Cape Bancorp, Inc. of NJ	0.41%	4.80%	1.45%	3.34%	0.51%	2.84%	0.00%	-0.07%	0.59%	0.52%
DNBK	Danvers Bancorp, Inc. of MA	0.67%	4.82%	1.41%	3.41%	0.21%	3.20%	0.01%	-0.04%	0.49%	0.45%
ESSA	ESSA Bancorp, Inc. of PA	0.43%	4.67%	2.02%	2.65%	0.21%	2.44%	0.05%	-0.11%	0.67%	0.60%
OSHC	Ocean Shore Holding Co. of NJ	0.68%	4.84%	1.80%	3.04%	0.15%	2.89%	0.00%	0.01%	0.42%	0.42%
OCFC	OceanFirst Financial Corp. of NJ	0.86%	4.74%	1.18%	3.56%	0.39%	3.18%	0.01%	0.00%	0.56%	0.58%
UBNK	United Financial Bancorp of MA	0.58%	4.89%	1.42%	3.47%	0.20%	3.27%	0.00%	0.00%	0.75%	0.75%
WFD	Westfield Financial Inc. of MA	0.29%	3.93%	1.41%	2.52%	0.82%	1.69%	0.00%	-0.03%	0.34%	0.31%

		G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
									MEMO:	MEMO:
		G&A	Goodwill	Net	Extrao.	Yield	Cost	Yld-Cost	Assets/	Effective
		Expense	Amort.	Gains	Items	On Assets	Of Funds	Spread	FTE Emp.	Tax Rate
First Connecticut Bancorp, Inc.
September 30, 2010		2.99%	0.00%	0.10%	0.00%	4.86%	1.12%	3.74%	$5,817	29.03%

All Public Companies
Averages		2.81%	0.07%	0.05%	0.00%	5.00%	1.86%	3.14%	$6,079	31.12%
Medians		2.75%	0.00%	0.03%	0.00%	4.98%	1.84%	3.20%	$4,889	31.63%

State of CT
Averages		2.83%	0.07%	-0.12%	0.00%	4.49%	1.53%	2.97%	$4,908	23.18%
Medians		2.83%	0.07%	-0.12%	0.00%	4.49%	1.53%	2.97%	$4,908	23.18%

Comparable Group
Averages		2.32%	0.02%	0.01%	0.00%	4.97%	1.88%	3.09%	$7,148	27.86%
Medians		2.34%	0.00%	0.03%	0.00%	5.10%	1.80%	3.19%	$7,072	29.62%

Comparable Group
ABBC	Abington Bancorp, Inc. of PA	1.96%	0.00%	0.00%	0.00%	4.51%	1.88%	2.63%	$8,169	11.40%
BFED	Beacon Federal Bancorp of NY	1.89%	0.00%	-0.12%	0.00%	5.36%	2.50%	2.86%	$7,902	36.40%
BRKL	Brookline Bancorp, Inc. of MA	1.71%	0.05%	0.07%	0.00%	5.15%	1.79%	3.36%	$11,321	40.34%
CBNJ	Cape Bancorp, Inc. of NJ	2.74%	0.04%	-0.31%	0.00%	5.27%	1.66%	3.61%	$5,245	NM
DNBK	Danvers Bancorp, Inc. of MA	2.86%	0.09%	0.09%	0.00%	5.11%	1.61%	3.51%	$7,072	15.47%
ESSA	ESSA Bancorp, Inc. of PA	2.59%	0.00%	0.15%	0.00%	4.87%	2.46%	2.40%	NM	29.01%
OSHC	Ocean Shore Holding Co. of NJ	2.21%	0.00%	0.00%	0.00%	5.08%	2.07%	3.01%	$5,780	38.66%
OCFC	OceanFirst Financial Corp. of NJ	2.47%	0.00%	0.11%	0.00%	4.97%	1.31%	3.66%	$5,663	35.56%
UBNK	United Financial Bancorp of MA	2.77%	0.01%	-0.17%	0.00%	5.16%	1.69%	3.48%	$5,722	29.62%
WFD	Westfield Financial Inc. of MA	1.98%	0.00%	0.32%	0.00%	4.20%	1.81%	2.39%	$7,460	14.27%

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

In another key area of core earnings strength, the Peer Group maintained a lower level of operating expenses than the Company.  For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 2.99% and 2.34%, respectively.  Consistent with the Peer Group’s lower operating expense ratio, the Peer Group maintained a comparatively lower number of employees relative to its asset size.  Assets per full time equivalent employee equaled $5.8 million for the Company, versus a comparable measure of $7.1 million for the Peer Group.  In comparison to the Peer Group, the Company’s higher operating expense ratio could in part be attributed to maintaining a higher concentration of interest-earning assets in loans and a higher concentration of interest-bearing liabilities in deposits, given the higher costs associated with generating and servicing loans and deposits as compared to cash and investments and borrowings.  On a post-offering basis, the Company’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses.  At the same time, First Connecticut’s capacity to leverage operating expenses will be more comparable to the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities.  In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were slightly lower than the Peer Group’s.  Expense coverage ratios posted by First Connecticut and the Peer Group equaled 1.21x and 1.33x, respectively.

Non-interest operating income provided a larger contribution to the Peer Group’s earnings, as non-interest operating income equaled 0.30% and 0.44% of First Connecticut’s and the Peer Group’s average assets, respectively.  Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, First Connecticut’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 76.5% was less favorable than the Peer Group’s efficiency ratio of 65.4%.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Loan loss provisions had an equal impact on First Connecticut’s and the Peer Group’s earnings, as loan loss provisions established by the Company and the Peer Group both equaled 0.39% of average assets, respectively.  The similar impact of loan loss provisions on the Company’s and the Peer Group’s respective earnings were indicative of their relatively comparable credit quality measures (see Table 3.6).

Net gains and losses realized from the sale of assets and other non-operating items equaled a net gain of 0.10% of average assets for the Company, versus a net gain equal to 0.01% of average assets for the Peer Group.  The net gain recorded by the Company was primarily attributable to gains on the sale of investment securities and, to a lesser extent, gains on loans sold to the secondary market.  To the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor for an institution.  However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income.  Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

Taxes had a slightly larger impact on the Company’s earnings, as the Company and the Peer Group posted effective tax rates of 29.03% and 27.86%, respectively.  As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 33.0%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities and CMOs).  The Company’s loan portfolio composition reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (34.6% of assets versus 51.5% for the Peer Group).  The Company’s lower ratio was primarily attributable to maintaining a lower concentration of mortgage-backed securities, while the Company also maintained a slightly lower concentration of 1-4 family loans than the Peer Group.  Loans serviced for others equaled 2.2% and 8.9% of the Company’s and the Peer Group’s assets, respectively, thereby indicating a more significant influence of loan servicing operations on the Peer Group’s earnings.  The Company and the Peer Group companies generally maintained modest balances of servicing intangibles.

RP® Financial, LC.	PEER GROUP ANALYSIS III.13

Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution Analysis
As of September 30, 2010

		Portfolio Composition as a Percent of Assets
			1-4	Constr.	5+Unit	Comm.		RWA/	Serviced	Servicing
Institution		MBS	Family	& Land	Comm RE	Business	Consumer	Assets	For Others	Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

First Connecticut Bancorp, Inc.		3.54%	31.05%	3.28%	21.48%	13.98%	6.56%	71.82%	$33,840	$131

All Public Companies
Averages		11.79%	34.34%	4.43%	22.14%	4.54%	2.18%	64.33%	$677,423	$5,271
Medians		10.29%	34.15%	3.56%	21.17%	3.41%	0.54%	64.05%	$41,800	$134

State of CT
Averages		17.34%	30.35%	3.08%	14.70%	12.17%	0.66%	63.10%	$156,105	$98
Medians		17.34%	30.35%	3.08%	14.70%	12.17%	0.66%	63.10%	$156,105	$98

Comparable Group
Averages		15.72%	35.76%	2.86%	19.09%	6.83%	3.97%	65.79%	$138,309	$785
Medians		16.06%	33.70%	2.29%	16.27%	6.59%	0.16%	66.08%	$40,540	$226

Comparable Group
ABBC	Abington Bancorp, Inc. of PA	18.17%	35.42%	9.16%	11.15%	1.42%	0.02%	60.64%	$3,860	$29
BFED	Beacon Federal Bancorp of NY	16.69%	34.60%	2.43%	15.34%	8.41%	16.44%	76.81%	$139,160	$828
BRKL	Brookline Bancorp, Inc. of MA	4.38%	13.41%	0.58%	35.09%	12.13%	21.09%	83.84%	$33,680	$134
CBNJ	Cape Bancorp, Inc. of NJ	5.32%	30.65%	2.15%	35.47%	5.07%	0.10%	78.51%	$3,830	$8
DNBK	Danvers Bancorp, Inc. of MA	10.82%	15.98%	4.39%	23.96%	15.64%	0.13%	71.53%	$120,600	$390
ESSA	ESSA Bancorp, Inc. of PA	18.26%	60.46%	1.01%	4.93%	2.29%	0.18%	46.16%	$47,400	$318
OSHC	Ocean Shore Holding Co. of NJ	1.43%	70.65%	2.10%	6.84%	0.65%	0.08%	52.13%	$3,390	$22
OCFC	OceanFirst Financial Corp. of NJ	15.43%	53.50%	2.44%	16.19%	3.45%	0.03%	58.73%	$933,650	$5,661
UBNK	United Financial Bancorp of MA	17.73%	32.80%	3.49%	25.55%	8.10%	1.38%	75.93%	$87,880	$456
WFD	Westfield Financial Inc. of MA	48.94%	10.19%	0.81%	16.34%	11.11%	0.24%	53.58%	$9,640	$0

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Diversification into higher risk and higher yielding types of lending was more significant for the Company in comparison to the Peer Group companies on average.  Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Company (21.5% of assets), followed by commercial business loans (14.0% of assets).  The Peer Group’s lending diversification also consisted primarily of commercial real estate/multi-family loans (19.1% of assets), followed by commercial business loans (6.8% of assets).  Other areas of lending diversification for the Company consisted of consumer loans (6.6% of assets) and construction/land loans (3.3% of assets), while the balance of the Peer Group’s loan portfolio composition consisted of consumer loans (4.0% of assets) and construction/land loans (2.9% of assets).  The Company’s higher concentration of assets in loans and greater diversification into higher risk types of loans translated into a higher risk weighted assets-to-assets ratio for the Company (71.82% versus 65.79% for the Peer Group).

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group.  In terms of balance sheet composition, First Connecticut’s interest rate risk characteristics were generally considered to be less favorable than the Peer Group’s.  Most notably, First Connecticut’s lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin.  Those disadvantages were partially negated by the Company’s slightly lower level of non-interest earning assets.  On a pro forma basis, the infusion of net offering proceeds should serve to diminish the Company’s disadvantages relative to the Peer Group’s balance sheet interest rate risk characteristics.

RP® Financial, LC.	PEER GROUP ANALYSIS III.15

Table 3.5
Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of September 30, 2010 or Most Recent Date Available

		Balance Sheet Measures
				Non-Earn.	Quarterly Change in Net Interest Income
		Equity/	IEA/	Assets/
Institution		Assets	IBL	Assets	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)

First Connecticut Bancorp, Inc.		6.5%	104.1%	5.0%	-94	40	-26	25	59	-34

All Public Companies		10.8%	107.5%	6.5%	1	1	4	6	8	3
State of CT		12.1%	111.0%	9.8%	0	7	-1	2	9	-6

Comparable Group
Averages		13.4%	111.5%	5.3%	-2	-2	-1	10	5	6
Medians		12.8%	110.7%	4.8%	-1	-2	-4	5	6	7

Comparable Group
ABBC	Abington Bancorp, Inc. of PA	16.9%	113.1%	7.4%	8	-4	-4	21	-10	2
BFED	Beacon Federal Bancorp of NY	10.2%	107.4%	4.0%	9	-1	4	14	5	7
BRKL	Brookline Bancorp, Inc. of MA	17.0%	120.4%	3.2%	7	6	8	14	-2	40
CBNJ	Cape Bancorp, Inc. of NJ	10.5%	104.6%	9.2%	3	19	-13	6	6	6
DNBK	Danvers Bancorp, Inc. of MA	9.9%	107.0%	5.9%	-17	4	-14	44	12	7
ESSA	ESSA Bancorp, Inc. of PA	16.0%	115.4%	4.1%	3	-24	-5	0	-2	9
OSHC	Ocean Shore Holding Co. of NJ	11.8%	109.7%	4.6%	-16	-2	-4	-2	12	8
OCFC	OceanFirst Financial Corp. of NJ	9.0%	106.4%	4.3%	-4	-2	12	-6	15	11
UBNK	United Financial Bancorp of MA	13.8%	111.7%	5.2%	-7	-6	29	4	13	-19
WFD	Westfield Financial Inc. of MA	19.1%	119.3%	5.0%	-8	-13	-18	4	-1	-12

NA=Change is greater than 100 basis points during the quarter.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for First Connecticut and the Peer Group.  In general, there was a greater degree of volatility reflected in the quarterly changes in the Company’s net interest income ratios, based on the interest rate environment that prevailed during the period covered in Table 3.5.  However, the stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, since interest rate sensitive liabilities will be funding a lower portion of the Company’s assets.

Credit Risk

Overall, based on a comparison of credit quality measures, the Company’s credit risk exposure was considered to be fairly comparable to the Peer Group’s credit risk exposure.  As shown in Table 3.6, the Company’s non-performing assets/assets and non-performing loans/loans ratios equaled 1.38% and 1.83%, respectively, versus comparable measures of 1.55% and 1.85% for the Peer Group.  The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 87.41% and 97.75%, respectively.  Loss reserves maintained as percent of net loans receivable equaled 1.60% for the Company, versus 1.23% for the Peer Group.  Net loan charge-offs were a more significant for the Peer Group, as net loan charge-offs recorded by the Company and the Peer Group equaled 0.19% and 0.63% of net loans receivable, respectively.  As noted in the Loan Composition discussion, First Connecticut’s higher concentration of loans and greater diversification into higher risk types of loans translated into a higher risk weighted assets-to-assets ratio in comparison to the Peer Group’s ratio.

RP® Financial, LC.	PEER GROUP ANALYSIS III.17

Table 3.6
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of September 30, 2010 or Most Recent Date Available

			NPAs &				Rsrves/
		REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
Institution		Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

First Connecticut Bancorp, Inc.		0.01%	1.38%	1.83%	1.60%	87.41%	86.88%	$2,195	0.19%

All Public Companies
Averages		0.55%	3.85%	4.42%	1.75%	63.33%	53.10%	$1,482	0.72%
Medians		0.24%	2.38%	3.05%	1.43%	45.29%	38.33%	$532	0.38%

State of CT
Averages		0.30%	1.92%	2.71%	1.07%	42.54%	35.37%	$271	0.42%
Medians		0.30%	1.92%	2.71%	1.07%	42.54%	35.37%	$271	0.21%

Comparable Group
Averages		0.25%	1.55%	1.85%	1.23%	97.75%	88.02%	$1,099	0.63%
Medians		0.08%	1.01%	1.33%	1.06%	77.77%	73.41%	$581	0.18%

Comparable Group
ABBC	Abington Bancorp, Inc. of PA	1.59%	2.61%	1.75%	0.65%	37.12%	14.27%	$2,472	1.37%
BFED	Beacon Federal Bancorp of NY	0.08%	0.96%	1.29%	2.37%	121.72%	126.68%	$443	0.21%
BRKL	Brookline Bancorp, Inc. of MA	0.03%	0.62%	0.57%	1.39%	242.12%	182.89%	$826	0.15%
CBNJ	Cape Bancorp, Inc. of NJ	0.40%	5.25%	6.24%	1.63%	26.10%	22.80%	$1,985	1.01%
DNBK	Danvers Bancorp, Inc. of MA	0.03%	0.73%	1.05%	0.95%	89.87%	85.98%	$634	0.15%
ESSA	ESSA Bancorp, Inc. of PA	0.19%	1.18%	2.02%	1.01%	50.02%	59.33%	$100	0.05%
OSHC	Ocean Shore Holding Co. of NJ	0.01%	0.48%	0.59%	0.59%	100.71%	98.27%	$267	0.16%
OCFC	OceanFirst Financial Corp. of NJ	0.10%	2.25%	2.83%	1.10%	38.96%	37.21%	$153	0.04%
UBNK	United Financial Bancorp of MA	0.08%	1.06%	1.37%	0.90%	65.66%	60.84%	$527	0.19%
WFD	Westfield Financial Inc. of MA	0.02%	0.34%	0.82%	1.68%	205.23%	191.92%	$3,587	2.93%

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.18

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company.  Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint.  Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV.  VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution.  The FDIC, state banking agencies and other federal regulatory agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. Pursuant to this methodology:  (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences.  In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines.  Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques.  Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings.  It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock.  Throughout the conversion process, RP Financial will:  (1) review changes in First Connecticut’s operations and financial condition; (2) monitor First Connecticut’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally.  If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any.  RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts.  Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including First Connecticut’s value, or First Connecticut’s value alone.  To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III.  The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation.  Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform.  We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

1.           Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness.  The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

■
Overall A/L Composition.  Loans funded by retail deposits were the primary components of both First Connecticut’s and the Peer Group’s balance sheets.  The Company’s interest-earning asset composition exhibited a higher concentration of loans and a greater degree of diversification into higher risk and higher yielding types of loans.  Overall, the Company’s asset composition provided for a lower yield earned on interest-earning assets and a slightly higher risk weighted assets-to-assets ratio than maintained by the Peer Group.  First Connecticut’s funding composition reflected a higher level of deposits and a lower level of borrowings than the comparable Peer Group ratios, which translated into a lower cost of funds for the Company.  Overall, as a percent of assets, the Company maintained a similar level of interest-earning assets and a higher level interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Company.  After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio will be more comparable to the Peer Group’s ratio.  On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

■
Credit Quality.  The Company’s ratios for non-performing assets and non-performing loans were similar to the comparable Peer Group ratios.  First Connecticut’s loss reserves as a percent loans and non-performing loans were slightly higher and lower relative to the comparable Peer Group ratios.  Net loan charge-offs were a more significant factor for the Peer Group.  As noted above, the Company’s risk weighted assets-to-assets ratio was slightly higher than the Peer Group’s ratio.  Overall, RP Financial concluded that credit quality was a neutral factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

■
Balance Sheet Liquidity.  The Company operated with a lower level of cash and investment securities relative to the Peer Group (19.5% of assets versus 26.3% for the Peer Group).  Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments.  The Company’s future borrowing capacity was considered to be slightly greater than Peer Group, based on the lower level of borrowings funding the Company’s assets.  Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

■
Funding Liabilities.  The Company’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios, which translated into a lower cost of funds for the Company.  Total interest-bearing liabilities as a percent of assets were higher for the Company compared to the Peer Group’s ratio, which was attributable to First Connecticut’s lower capital position.  Following the stock offering, the increase in the Company’s capital position should provide First Connecticut with a comparable level of interest-bearing liabilities as maintained by the Peer Group.  Overall, RP Financial concluded that funding liabilities was a slightly positive factor in our adjustment for financial condition.

■
Capital.  The Peer Group operates with a higher equity-to-assets ratio than the Company.  However, following the stock offering, First Connecticut’s pro forma capital position will be more comparable to the Peer Group’s equity-to-assets ratio.  The increase in the Company’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets.  At the same time, the Company’s more significant capital surplus will likely result in a lower ROE.  On balance, RP Financial concluded that capital strength was a neutral factor in our adjustment for financial condition.

On balance, First Connecticut’s balance sheet strength was considered to be comparable to the Peer Group’s and, thus, no adjustment was applied for the Company’s financial condition.

2.           Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings.  The major factors considered in the valuation are described below.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

■
Reported Earnings.  The Company’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.45% of average assets versus 0.57% for the Peer Group).  The Company’s earnings reflected earnings advantages with respect to net interest income and net gains, which were offset by the earnings advantages maintained by the Peer Group with respect to non-interest operating income and operating expenses.  Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans.  On balance, RP Financial concluded that the Company’s reported earnings were a neutral factor in our adjustment for profitability, growth and viability of earnings.

■
Core Earnings.  Both the Company’s and the Peer Group’s earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income.  In these measures, the Company operated with a higher net interest income ratio, a higher operating expense ratio and a lower level of non-interest operating income.  The Company’s higher ratios for net interest income and operating expenses translated into an expense coverage ratio that was slightly lower than the Peer Group’s ratio (1.21x versus 1.33x for the Peer Group).  Similarly, the Company’s efficiency ratio of 76.5% was less favorable than the Peer Group’s efficiency ratio of 65.4%, as the Company higher net interest income ratio was more than offset by the Peer Group’s higher ratio for non-interest operating income and lower ratio for operating expenses.  Loss provisions had an equal impact on the Company’s and the Peer Group’s earnings.  Likewise, effective tax rates for the Company and the Peer Group were also similar.  Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Company’s core earnings were not quite as strong as the Peer Group’s core earnings.  Therefore, core earnings were a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

■
Interest Rate Risk.  Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated that a higher degree of volatility was associated with the Company’s net interest margin.  Other measures of interest rate risk, such as capital and IEA/IBL ratios, were more favorable for the Peer Group, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income.  On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that are more comparable to the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets.  Accordingly, on balance, this was a neutral factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

■
Credit Risk.  Loan loss provisions were an equal factor in the Company’s and the Peer Group’s earnings, amounting to 0.39% of average assets for both the Company and the Peer Group.  In terms of future exposure to credit quality related losses, the Company maintained a higher concentration of assets in loans and lending diversification into higher risk types of loans was more significant for the Company, which translated into a higher risk weighed assets-to-assets ratio for the Company.  Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans and loans were fairly similar for the Company and the Peer Group.  Overall, RP Financial concluded that earnings credit risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

■
Earnings Growth Potential.  Several factors were considered in assessing earnings growth potential.  First, the Company maintained a more favorable interest rate spread than the Peer Group, which would tend to support a stronger net interest margin going forward for the Company.  Second, the infusion of stock proceeds will provide the Company with comparable growth potential through leverage as currently maintained by the Peer Group.  Lastly, the Peer Group’s more favorable efficiency ratio, which was supported by maintenance of a lower operating expense ratio and a higher ratio of non-interest operating income, implies greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of adverse changes in interest rates.  Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

■
Return on Equity.  Currently, the Company’s ROE is above the Peer Group’s ROE, which is facilitated by the Company’s lower capital position.  As the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will be more comparable to the Peer Group’s ROE.  Accordingly, this was a neutral factor in the adjustment for profitability, growth and viability of earnings.

On balance, First Connecticut’s pro forma earnings strength was considered to be fairly comparable to the Peer Group’s and, thus, no adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

3.           Asset Growth

First Connecticut’s asset growth rate exceeded the Peer Group’s growth rate during the period covered in our comparative analysis (27.3% versus 9.8% for the Peer Group).  The Company’s growth rates for loans and cash and investments exceeded the comparable Peer Group growth rates.  The Peer Group’s growth was supported by acquisition related growth, while the Company’s growth consisted entirely of organic growth.  On a pro forma basis, the Company’s tangible equity-to-assets ratio will be more comparable to the Peer Group’s tangible equity-to-assets ratio, indicating comparable leverage capacity for the Company.  On balance, we concluded that a slight upward adjustment was warranted for asset growth.

4.           Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served.  First Connecticut’s primary market area is Hartford County, where all of the Company’s office locations are maintained.  Hartford County is a mix of suburban and urban markets, which has experienced modest population growth over the past decade.  Hartford County’s per capital income is less than Connecticut’s per capita income, but above the U.S. per capita income.  The relatively large population base in Hartford County has also fostered a highly competitive banking environment, in which the Company competes against other community banks as well as institutions with a regional or national presence.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

The Peer Group companies generally operate in suburban and urban markets as well, which all had smaller populations compared to Hartford County.  The markets served by the Peer Group companies reflected a wide range of population growth rates, but the median population growth rate for the Peer Group’s markets matched Hartford County’s population growth rate over the past decade.  The Peer Group’s markets had slightly lower per capita income compared to Hartford County, but the Peer Group’s median per capita income as a percent of their state’s per capita income was in line with Hartford County’s per capita income as a percent of Connecticut’s per capita income.  The average and median deposit market shares maintained by the Peer Group companies were above the Company’s market share of deposits in Hartford County.  Overall, the degree of competition faced by the Peer Group companies was viewed to be less than faced by First Connecticut in Hartford County, while the growth potential in the markets served by the Peer Group companies was viewed to be similar to First Connecticut’s market area.  Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4.  As shown in Table 4.1, October 2010 unemployment rates for the markets served by the Peer Group companies were on average comparable to Hartford County’s unemployment rate of 9.0%.  On balance, we concluded that no adjustment was appropriate for the Company’s market area.

Table 4.1
Market Area Unemployment Rates
First Connecticut and the Peer Group Companies(1)

		October 2010
	County	Unemployment

First Connecticut Bancorp - CT	Hartford	9.0%

Peer Group Average		8.8%

Abington Bancorp, Inc. – PA	Montgomery	7.2%
Beacon Federal Bancorp – NY	Onondaga	7.3
Brookline Bancorp, Inc. – MA	Norfolk	6.8
Cape Bancorp, Inc. – NJ	Cape May	10.4
Danvers Bancorp, Inc. - MA	Essex	8.0
ESSA Bancorp, Inc. – PA	Monroe	9.7
Ocean Shore Holding Co. – NJ	Cape May	10.4
OceanFirst Financial Corp. – NJ	Ocean	9.3
United Financial Bancorp - MA	Hampden	9.4
Westfield Financial Inc. – MA	Hampden	9.4

(1) Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

5.           Dividends

At this time the Company has not established a dividend policy.  Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Nine out of the ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.00% to 3.68%.  The average dividend yield on the stocks of the Peer Group institutions equaled 2.02% as of December 14, 2010.  As of December 14, 2010, approximately 61% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 1.77%.  The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Company has not established a definitive dividend policy prior to converting, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization.  On balance, we concluded that no adjustment was warranted for this factor.

6.           Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets.  All ten of the Peer Group companies trade on the NASDAQ.    Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock.  The market capitalization of the Peer Group companies ranged from $72.9 million to $625.5 million as of December 14, 2010, with average and median market values of $238.3 million and $241.5 million, respectively.  The shares issued and outstanding for the Peer Group companies ranged from 6.4 million to 59.1 million, with average and median shares outstanding of 20.4 million and 17.5 million, respectively.  The Company’s stock offering is expected to have a pro forma market value and shares outstanding that will be within the ranges of market values and shares outstanding indicated for the Peer Group companies, but will be less than Peer Group’s averages and medians indicated for market value and shares outstanding.  Like all of the Peer Group companies, the Company’s stock will be quoted on the NASDAQ following the stock offering.  Overall, we anticipate that the Company’s public stock will have a comparable trading market as the majority of the Peer Group companies and, therefore, concluded no adjustment was necessary for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

7.           Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as First Connecticut:  (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history;  and (3) the acquisition market for thrift franchises in Connecticut.  All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.           The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.  Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts.  In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general.  Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks.  Exhibit IV-3 displays historical stock price indices for thrifts only.

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters.  More signs of the economy gaining strength sustained the positive trend in the broader stock market at the start of the second quarter of 2010.  The Dow Jones Industrial Average (“DJIA”) closed above 11000 heading into mid-April, based on growing optimism about corporate earnings and a recovering economy.  Fraud charges against Goldman Sachs halted a six day rally in the market in mid-April, as financial stocks led a one day sell-off in the broader market.  The broader stock market generally sustained a positive trend during the second half of April, with encouraging first quarter earnings reports and favorable economic data supporting the gains.  Financial stocks pulled the broader stock market lower at the end of April on news of a criminal investigation of Goldman Sachs.  The sell-off in the stock market sharpened during the first week of May, largely on the basis of heightened concerns about possible ripple effects stemming from Greece’s credit crisis.  Stocks surged after European Union leaders agreed to a massive bailout to prevent Greece’s financial troubles from spreading throughout the region, but then reversed course heading into the second half of May on continued worries about the fallout from Europe’s credit crisis and an unexpected increase in U.S. jobless claims.  China’s promise not to unload its European debt sparked a one-day rally in late-May, which was followed by a lower close for the DJIA on the last trading day of May as a downgrade of Spain’s credit rekindled investors’ fears about Europe’s economy.  Overall, it was the worst May for the DJIA since 1940.  Volatility in the broader stock market continued to prevail in early-June.  A rebound in energy shares provided for the third biggest daily gain in the DJIA for 2010, which was followed by a one day decline of over 300 points in the DJIA as weaker than expected employment numbers for May sent the DJIA to a close below 10000.  The DJIA rallied back over 10000 in mid-June, as stocks were boosted by upbeat comments from the European Central Bank, a rebound in energy stocks, tame inflation data and some regained confidence in the global economic recovery.  Weak housing data for May and persistent worries about the global economy pulled stocks lower in late-June. The DJIA closed out the second quarter of 2010 at a new low for the year, reflecting a decline of 10% for the second quarter.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

A disappointing employment report for June 2010 extended the selling during the first week of July.  Following seven consecutive days of closing lower, the DJIA posted a gain as bargain hunters entered the market.  Some strong earnings reports at the start of second quarter earnings season and upbeat data on jobs supported a seven day winning streak in the broader stock market and pushed the DJIA through the 10000 mark going into mid-July.  Renewed concerns about the economy snapped the seven day winning streak in the DJIA, although losses in the broader stock market were pared on news that Goldman Sachs reached a settlement with the SEC.  Stocks slumped heading into the second half of July, as Bank of America and Citigroup reported disappointing second quarter earnings and an early-July consumer confidence report showed that consumers were becoming more pessimistic.  Favorable second quarter earnings supported a rally in the broader stock market in late-July, with the DJIA moving back into positive territory for the year.  Overall, the DJIA was up 7.1% for the month of July, which was its strongest performance in a year.

Better-than-expected economic data helped to sustain the stock market rally at the beginning of August 2010, but stocks eased lower following the disappointing employment report for July.  Stocks skidded lower heading into mid-August, as investors dumped stocks amid worries over slowing economic growth.  The downturn in the broader stock market accelerated in the second half of August, as a number of economic reports for July showed the economy was losing momentum which more than overshadowed a pick-up in merger activity.  The DJIA had its worst August in nearly a decade, with the DJIA showing a loss of over 4% for the month.  Stocks rebounded in the first half of September, as a favorable report on manufacturing activity in August and a better-than-expected employment report for August supported gains in the broader stock market.  News of more takeovers, robust economic growth in China and passage of new global regulations for how much capital banks must maintain extended the rally into the third week of September, as the DJIA moved to a one month high.  Despite a favorable report for August retail sales, worries about the European economy snapped a four day winning streak in the DJIA in mid-September.  The DJIA closed higher for the third week in row heading into the second half of September, as stocks edged higher on positive earnings news coming out of the technology sector and merger activity.  The positive trend in stock market continued for a fourth consecutive week in late-September, as investors viewed a rise in August business spending as a sign the recovery was on firmer ground.  Stocks closed out the third quarter trading slightly lower on profit taking, but overall the DJIA showed a gain of 10.4% for the quarter and, thereby, reversing losses suffered in the second quarter.

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

Stocks leapt to a five-month high at the start of the fourth quarter of 2010, as investors responded to signals that the Federal Reserve was poised to step in to prop up the U.S. economy.  September employment data, which showed a loss of jobs and no change in the unemployment rate, translated into a mixed trading market ahead of third quarter earnings season kicking into high gear.  Stocks traded unevenly in the second half of October, as investors responded to generally favorable third quarter earnings reports and concerns that the foreclosure crisis could spread into the overall economy.  The DJIA surged to a two-year high in early-November, as investors were encouraged by the Federal Reserve’s plan to support the economy and better-than-expected job growth reflected in the October employment report.  Stocks reversed course heading into mid-November, amid concerns over Europe’s debt problems, the potential impact of the Federal Reserve’s stimulus plan and slower growth in China.  A favorable report on jobless claims hitting a two year low helped stocks to rebound heading into late-November, which was followed by a downturn as investors remained concern about the debt crisis in Europe.  Stocks rebounded in early-December, based on news reports that U.S. consumers felt more upbeat about the economic outlook, U.S. exports in October surged to their highest level in more than two years and retail sales increased in November.  Stocks also benefitted from a pickup in merger activity heading into mid-December.  On December 14, 2010, the DJIA closed at 11476.54, an increase of 9.8% from one year ago and an increase of 10.1% year-to-date, and the NASDAQ closed at 2627.72, an increase of 19.4% from one year ago and an increase of 15.8% year-to-date.  The Standard & Poor’s 500 Index closed at 1241.59 on December 14, 2010, an increase of 12.1% from one year ago and an increase of 11.3% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market.  An improving outlook for financial stocks in general, along with positive reports for housing, employment and retail sales, boosted thrift stocks at the start of the second quarter of 2010.  A nominal increase in March consumer prices and a strong first quarter earnings report from JP Morgan Chase & Co. supported a broad rally in bank and thrift stocks heading into mid-April, which was followed by a pullback on news that the SEC charged Goldman Sachs with fraud.  Thrift stocks generally underperformed the broader stock market during the second half of April, as financial stocks in general were hurt by uncertainty about the progress of financial reform legislation, Greece’s debt crisis and news of a criminal investigation of Goldman Sachs.  Thrift stocks retreated along the broader stock market in the first week of May, based on fears that the growing debt crisis in Europe could hurt the economic recovery.  Likewise, thrift stocks surged higher along with the broader stock market after European Union officials announced a massive bailout plan to avert a public-debt crisis and then retreated heading into the second half of May on lingering concerns about the euro.  News of rising mortgage delinquencies in the first quarter of 2010, an expected slowdown in new home construction and uncertainty over financial reform legislation further contributed to lower trading prices for thrift stocks.  Thrift stocks participated in the one-day broader market rally in late-May and then declined along with the broader stock market at the close of May.  Some positive economic reports provided a boost to thrift stocks at the start of June, which was followed a sharp decline in the sector on the disappointing employment report for May.  Gains in the broader stock market provided a boost to thrift stocks as well heading in mid-June.  Weaker-than-expected housing data for May and uncertainty surrounding the final stages of the financial reform legislation pressured thrift stocks lower in late-June.

Thrift stocks declined along with the broader stock market at the start of the third quarter of 2010, as home sales in May declined sharply following the expiration of a special tax credit for home buyers.  A report showing that home loan delinquencies increased in May further depressed thrift stocks, while the broader market moved higher on more attractive valuations.  Financial stocks helped to lead the stock market higher through mid-July, as State Street projected a second quarter profit well above analysts’ forecasts which fueled a more optimistic outlook for second quarter earnings reports for the financial sector in general.  Thrift stocks retreated along with the financial sector in general in mid-July, as investors reacted to disappointing retail sales data for June and weaker than expected second quarter earnings results for Bank of America and Citigroup which reflected an unexpected drop in their revenues.  Some favorable second quarter earnings reports, which included improving credit quality measures for some institutions, helped to lift the thrift sector in late-July and at the beginning of August.  Thrift stocks pulled back along with the broader market on weak employment data for July, which raised fresh concerns about the strength of the economy and the risk of deflation.  The sell-off in thrift stocks became more pronounced in the second half of August, with signs of slower growth impacting most sectors of the stock market.  Thrift stocks were particularly hard hit by the dismal housing data for July, which showed sharp declines in both existing and new home sales.

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

August employment data coming in a little more favorable than expected boosted the thrift sector in early-September, which was followed by a narrow trading range into mid-September.  Financial stocks in general posted gains in mid-September after global regulators gave banks eight years to meet tighter capital requirements, but then slipped lower going into the second half of September on mixed economic data.  The thrift sector traded in a narrow range during the second half of September, with financial stocks in general underperforming the broader stock market during the third quarter.  The divergence in the performance of financial stocks from the broader stock market was attributed to factors such as the uncertain impact of financial reform legislation would have on the earnings of financial institutions and ongoing problems resulting from the collapse of the U.S. housing market.

The weak employment report for September 2010 and growing concerns about the fallout of alleged foreclosure abuses weighed on bank and thrift stocks during the first half of October, as financial stocks continued to underperform the broader stock market.  Some better-than-expected earnings reports provided a slight boost to bank and thrift stocks heading into the second half of October, which was followed by a downturn in late-October on lackluster economic data.  Financial stocks led the market higher in early-November, which was supported by the Federal Reserve’s announcement that it would purchase $600 billion of Treasury bonds over the next eight months to stimulate the economy.  Profit taking and weakness in the broader stock market pulled thrift stocks lower heading into mid-November.  Ongoing concerns about debt problems in Ireland, weak housing data for home sales in October and a widening insider trading investigation by the U.S. government pressured financial stocks lower heading into late-November.  Favorable reports for retail sales and pending home sales helped thrift stocks move higher along with the broader stock market in early-December.  Expectations of a pick-up in merger activity in the financial sector contributed to gains in the thrift sector as well during the second week of December.  A report showing a rise in consumer confidence in early-December also provided a modest boost to thrift stocks heading into mid-December.  On December 14, 2010, the SNL Index for all publicly-traded thrifts closed at 562.9, a decrease of 0.3% from one year ago and a decrease of 4.1% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

B.           The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value.  The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:  (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials.  The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value.  Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, four standard conversions and three second-step conversions were completed during the past three months.  The standard conversion offerings are considered to be more relevant for purposes of our analysis.  The stocks of two of the standard conversions trade through the OTC Bulletin Board and the other two trade on NASDAQ.  The average closing pro forma price/tangible book ratio of the four recent standard conversion offerings equaled 53.9%.  On average, the four standard conversion offerings reflected price appreciation of 13.1% after the first week of trading. As of December 14, 2010, the four recent standard conversion offerings reflected a 10.5% increase in price on average.

RP® Financial, LC.	Valuation Analysis IV.17

Table 4.2
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases
			Financial Info.		Asset Quality						Charitable Found.		% Off Incl. Fdn.
													Benefit Plans				Initial
	Conver.			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		% of		Recog.	Stk	Mgmt.&	Dividend
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offered	Mid.	Proc.	Form	Offering	ESOP	Plans	Option	Dirs.	Yield
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)

Standard Conversions

SP Bancorp, Inc. - TX*(5)	11/1/10	SPBC-NASDAQ	$222	7.79%	2.87%	31%	$17.3	100%	115%	9.1%	N.A.	N.A.	8.0%	4.0%	10.0%	10.1%	0.00%
Standard Financial Corp. - PA*	10/7/10	STND-NASDAQ	$396	11.23%	0.62%	278%	$33.6	100%	112%	4.3%	C/S	$200K/3.5%	8.0%	4.0%	10.0%	4.8%	0.00%
Madison Bancorp, Inc. - MD	10/7/10	MDSN-OTCBB	$151	6.15%	0.58%	76%	$6.1	100%	87%	12.0%	N.A.	N.A.	7.0%	3.0%	10.0%	10.0%	0.00%
Century Next Fin. Corp. - LA*	10/1/10	CTUY-OTCBB	$91	9.70%	0.35%	57%	$10.6	100%	132%	7.1%	N.A.	N.A.	8.0%	4.0%	10.0%	18.8%	0.00%

Averages - Standard Conversions:			$215	8.72%	1.11%	111%	$16.9	100%	112%	8.1%	N.A.	N.A.	7.8%	3.8%	10.0%	10.9%	0.00%
Medians - Standard Conversions:			$186	8.75%	0.60%	67%	$13.9	100%	114%	8.1%	N.A.	N.A.	8.0%	4.0%	10.0%	10.1%	0.00%

Second Step Conversions

Heritage Financial Grp, Inc. - GA	11/30/10	HBOS-NASDAQ	$662	9.42%	1.59%	80%	$65.9	76%	92%	5.7%	N.A.	N.A.	5.0%	2.5%	6.8%	0.2%	0.00%
Kaiser Fed. Fin. Grp., Inc. - CA*(5)	11/191/10	KFFG-NASDAQ	$867	10.92%	3.79%	42%	$63.8	67%	85%	6.9%	N.A.	N.A.	6.0%	4.0%	10.0%	0.2%	0.00%
FedFirst Financial Corp., - PA*	9/21/10	FFCO-NASDAQ	$356	12.37%	0.78%	157%	$17.2	58%	85%	10.6%	N.A.	N.A.	0.0%	3.4%	8.5%	2.0%	0.00%

Averages - Second Step Conversions:			$628	10.90%	2.05%	92.84%	$49.0	67%	87%	7.7%	N.A.	N.A.	3.7%	3.3%	8.4%	0.8%	0.00%
Medians - Second Step Conversions:			$662	10.92%	1.59%	80.00%	$63.8	67%	85%	6.9%	N.A.	N.A.	5.0%	3.4%	8.5%	0.2%	0.00%

Mutual Holding Company Conversions
NONE

Averages - Mutual Holding Company Conversions:
Medians - Mutual Holding Company Conversions:

Averages - All Conversions:			$392	9.65%	1.51%	102.97%	$30.6	86%	101%	8.0%	NA	NA	6.0%	3.6%	9.3%	6.6%	0.00%
Medians - All Conversions:			$356	9.70%	0.78%	76.09%	$17.3	100%	92%	7.1%	NA	NA	7.0%	4.0%	10.0%	4.8%	0.00%

Institutional Information			Pro Forma Data								Post-IPO Pricing Trends
			Pricing Ratios(3)				Financial Charac.				Closing Price:
											First		After		After
	Conver.			Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Change	Week(4)	Change	Month(5)	Change	12/14/10	Change
			(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions

SP Bancorp, Inc. - TX*(5)	11/1/10	SPBC-NASDAQ	55.9%	NM		7.3%	-0.1%	13.1%	-0.5%	$10.00	$9.40	-6.0%	$9.34	-6.6%	$9.20	-8.0%	$8.98	-10.2%
Standard Financial Corp. - PA*	10/7/10	STND-NASDAQ	55.2%	12.1	x	8.2%	0.7%	15.2%	4.6%	$10.00	$11.90	19.0%	$11.89	18.9%	$12.95	29.5%	$13.51	35.1%
Madison Bancorp, Inc. - MD	10/7/10	MDSN-OTCBB	43.4%	NM		3.9%	-0.3%	9.0%	-3.6%	$10.00	$12.50	25.0%	$12.50	25.0%	$12.50	25.0%	$10.50	5.0%
Century Next Fin. Corp. - LA*	10/1/10	CTUY-OTCBB	61.0%	26.1	x	10.7%	0.4%	17.5%	2.3%	$10.00	$12.50	25.0%	$11.50	15.0%	$11.00	10.0%	$11.20	12.0%

Averages - Standard Conversions:			53.9%	19.1	x	7.5%	0.2%	13.7%	0.7%	$10.00	$11.58	15.8%	$11.31	13.08%	$11.41	14.13%	$11.05	10.48%
Medians - Standard Conversions:			55.5%	19.1	x	7.8%	0.2%	14.2%	0.9%	$10.00	$12.20	22.0%	$11.70	16.95%	$11.75	17.50%	$10.85	8.50%

Second Step Conversions

Heritage Financial Grp, Inc. - GA	11/30/10	HBOS-NASDAQ	74.4%	51.4		12.1%	0.2%	16.3%	1.4%	$10.00	$10.25	2.5%	$10.25	2.5%	$10.78	7.8%	$10.78	7.8%
Kaiser Fed. Fin. Grp., Inc. - CA*(5)	11/191/10	KFFG-NASDAQ	66.6%	27.8		10.4%	0.4%	15.7%	2.3%	$10.00	$9.99	-0.1%	$9.60	-4.0%	$9.96	-0.4%	$9.96	-0.4%
FedFirst Financial Corp., - PA*	9/21/10	FFCO-NASDAQ	52.0%	34.2		8.1%	0.2%	15.6%	1.5%	$10.00	$11.00	10.0%	$11.23	12.3%	$11.20	12.0%	$13.05	30.5%

Averages - Second Step Conversions:			64.3%	37.8	x	10.2%	0.3%	15.9%	1.7%	$10.00	$10.41	4.1%	$10.36	3.6%	$10.65	6.5%	$11.26	12.6%
Medians - Second Step Conversions:			66.6%	34.2	x	10.4%	0.2%	15.7%	1.5%	$10.00	$10.25	2.5%	$10.25	2.5%	$10.78	7.8%	$10.78	7.8%

Mutual Holding Company Conversions
NONE

Averages - Mutual Holding Company Conversions:
Medians - Mutual Holding Company Conversions:

Averages - All Conversions:			58.3%	30.3	x	8.7%	0.2%	14.6%	1.2%	$10.00	$11.08	10.8%	$10.90	9.0%	$11.08	10.8%	$11.14	11.4%
Medians - All Conversions:			55.9%	27.8	x	8.2%	0.2%	15.6%	1.5%	$10.00	$11.00	10.0%	$11.23	12.3%	$11.00	10.0%	$10.78	7.8%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1) Non-OTS regulated thrift.
(2) As a percent of MHC offering for MHC transactions.
(3) Does not take into account the adoption of SOP 93-6.
(4) Latest price if offering is less than one week old.
(5) Latest price if offering is more than one week but less than one month old.
(6) Mutual holding company pro forma data on full conversion basis.
(7) Simultaneously completed acquisition of another financial institution.
(8) Simultaneously converted to a commercial bank charter.
(9) Former credit union.
December 14, 2010

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

Shown in Table 4.3 are the current pricing ratios for the fully-converted offerings completed during the past three months that trade on NASDAQ or an Exchange, two of which were second-step offerings.  The current P/TB ratio of the fully-converted recent conversions equaled 67.38%, based on closing stock prices as of December 14, 2010.

C.           The Acquisition Market

Also considered in the valuation was the potential impact on the Company’s stock price of recently completed and pending acquisitions of other savings institutions and banks operating in Connecticut.  As shown in Exhibit IV-4, there was one Connecticut acquisition of a thrift completed from the beginning of 2006 through year-to-date 2010, and there is currently one acquisition pending for a Connecticut thrift institution.  To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence First Connecticut’s stock.  However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in First Connecticut’s stock would tend to be less compared to the stocks of the Peer Group companies.

*  *  *  *  *  *  *  *  *  *  *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks.  Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

Table 4.3
Market Pricing Comparatives
Prices As of December 14, 2010

		Market		Per Share Data
		Capitalization		Core	Book								Dividends(4)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout
Financial Institution		Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)

All Public Companies		$10.23	$289.45	($0.10)	$13.08	17.88	x	77.90%	9.36%	85.88%	17.71	x	$0.22	1.80%	26.95%
Converted Last 3 Months (no MHC)		$11.21	$57.80	$0.33	$17.58	27.32	x	64.41%	10.44%	67.38%	26.34	x	$0.15	1.39%	22.22%

Converted Last 3 Months (no MHC)
FFCO	FedFirst Financial Corp. of PA	$13.18	$39.45	$0.37	$19.90	36.61	x	66.23%	11.44%	67.80%	35.62	x	$0.12	0.91%	33.33%
HBOSD	Heritage Financial Group, Inc. of GA	$10.74	$93.56	$0.19	$13.74	NM		78.17%	13.01%	79.91%	NM		$0.43	4.00%	NM
KFFG	Kaiser Federal Financial Group of CA	$9.85	$94.18	$0.36	$15.45	27.36	x	63.75%	10.24%	65.54%	27.36	x	$0.20	2.03%	55.56%
SPBC	SP Bancorp, Inc. of Plano, TX	$8.99	$15.51	($0.08)	$17.90	NM		50.22%	6.59%	50.22%	NM		$0.00	0.00%	0.00%
STND	Standard Financial Corp. of PA	$13.31	$46.29	$0.83	$20.91	17.99	x	63.65%	10.92%	73.41%	16.04	x	$0.00	0.00%	0.00%

		Financial Characteristics(6)
		Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution		Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies		$2,654	11.39%	10.98%	3.85%	-0.07%	0.57%	-0.11%	-0.19%
Converted Last 3 Months (no MHC)		$529	12.07%	19.56%	1.72%	0.23%	1.58%	0.31%	3.52%

Converted Last 3 Months (no MHC)
FFCO	FedFirst Financial Corp. of PA	$345	17.30%	16.96%	0.76%	0.31%	2.33%	0.32%	2.39%
HBOSD	Heritage Financial Group, Inc. of GA	$719	7.35%	7.17%	2.49%	-0.19%	-2.64%	0.23%	3.13%
KFFG	Kaiser Federal Financial Group of CA	$920	7.41%	45.38%	NA	0.37%	5.05%	0.37%	5.05%
SPBC	SP Bancorp, Inc. of Plano, TX	$235	13.10%	13.10%	1.91%	0.07%	NM	-0.06%	NM
STND	Standard Financial Corp. of PA	$424	15.20%	15.20%	NA	0.61%	NM	0.68%	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:
SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

8.           Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations.  Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management.  The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure.  The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies.  Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.           Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted, FDIC insured institution, First Connecticut will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions.  Exhibit IV-6 reflects First Connecticut’s pro forma regulatory capital ratios.  On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to  the Peer Group:

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the other federal regulatory agencies and state banking agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds.  In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

●
P/E Approach.  The P/E approach is generally the best indicator of long-term value for a stock.  Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation.  At the same time, recognizing that the Peer Group on average has had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

●
P/B Approach.  P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds.  RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches.  We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

●
P/A Approach.  P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings.  Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio.  At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Company will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares.  For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted.  However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of December 14, 2010, the pro forma market value of First Connecticut’s conversion stock was $119,600,000 at the midpoint, equal to 11,960,000 shares at $10.00 per share.

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

1.           Price-to-Earnings (“P/E”).  The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base.  In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds.  The Company’s reported earnings equaled $6.152 million for the twelve months ended September 30, 2010.  In deriving First Connecticut’s core earnings, the adjustments made to reported earnings were to eliminate gains on investments and loans sold, which equaled $965,000 and $408,000, respectively, for the twelve months ended September 30, 2010.  As shown below, on a tax effected basis, assuming an effective marginal tax rate of 33.0% for earnings adjustments, the Company’s core earnings were determined to equal $5.232 million for the twelve months ended September 30, 2010.  (Note:  see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)

Net income	$6,152
Deduct: Gain on sale of investments(1)	(647)
Deduct: Gain on loans sold(1)	(273)
Core earnings estimate	$5,232

(1) Tax effected at 33.0%.

Based on the Company’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $119.6 million midpoint value equaled 23.01 times and 27.97 times, respectively, which provided for premiums 0.92% and 47.83% relative to the Peer Group’s average reported and core P/E multiples of 22.80 times and 18.92 times, respectively (see Table 4.4).  In comparison to the Peer Group’s median reported and core earnings multiples which equaled 22.03 times and 17.00 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 4.45% and 64.53%, respectively.  At the top of the super range, the Company’s reported and core P/E multiples equaled 32.32 times and 39.81 times, respectively.  In comparison to the Peer Group’s average reported and core P/E multiples, the Company’s’ P/E multiples at the top of the super range reflected premiums of 41.75% and 110.41%, respectively.  In comparison to the Peer Group’s median reported and core P/E multiples, the Company’s P/E multiples at the top of the super range reflected premiums of 46.71% and 134.18%, respectively.

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

Table 4.4
Public Market Pricing
First Connecticut Bancorp, Inc. and the Comparables
As of December 14, 2010

		Market		Per Share Data
		Capitalization		Core	Book								Dividends(4)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout
		Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)

First Connecticut Bancorp, Inc.
Maximum, as adjusted		$10.00	$158.17	$0.25	$14.54	32.32		68.78%	9.62%	68.78%	39.81		$0.00	0.00%	0.00%
Maximum		$10.00	$137.54	$0.30	15.45	27.21		64.72%	8.45%	64.72%	33.26		$0.00	0.00%	0.00%
Midpoint		$10.00	$119.60	$0.36	16.50	23.01		60.61%	7.42%	60.61%	27.97		$0.00	0.00%	0.00%
Minimum		$10.00	$101.66	$0.43	17.92	19.05		55.80%	6.37%	55.80%	23.01		$0.00	0.00%	0.00%

All Public Companies(7)
Averages		$10.68	$324.55	$(0.16)	$14.05	17.39	x	74.02%	8.66%	82.08%	17.38	x	$0.23	1.77%	28.40%
Medians		$10.89	$58.60	$0.32	$13.45	14.86	x	75.63%	7.38%	77.06%	16.04	x	$0.18	1.42%	0.00%

State Of Connecticut (No MHCs)(7)
Averages		$13.39	$4,899.13	$0.25	$14.66	NM		91.34%	22.37%	136.35%	NM		$0.62	4.63%	0.00%
Medians		$13.39	$4,899.13	$0.25	$14.66	NM		91.34%	22.37%	136.35%	NM		$0.62	4.63%	0.00%

Comparable Group Averages
Averages		$11.94	$238.27	$0.52	$11.89	22.80	x	102.72%	14.58%	107.63%	18.92		$0.24	2.02%	41.21%
Medians		$11.69	$241.54	$0.56	$11.64	22.03	x	106.58%	14.21%	108.77%	17.00		$0.24	2.06%	43.72%

Peer Group
ABBC	Abington Bancorp, Inc. of PA	$11.97	$241.34	$0.19	$10.56	NM		113.35%	19.19%	113.35%	NM		$0.24	2.01%	NM
BFED	Beacon Federal Bancorp of NY	$11.31	$72.87	$0.90	$16.84	14.88		67.16%	6.88%	67.16%	12.57		$0.20	1.77%	26.32%
BRKL	Brookline Bancorp, Inc. of MA	$10.59	$625.48	$0.44	$8.39	23.02		126.22%	23.51%	138.98%	24.07		$0.34	3.21%	73.91%
CBNJ	Cape Bancorp, Inc. of NJ	$8.33	$110.91	$0.49	$10.02	25.24		83.13%	10.52%	100.48%	17.00		$0.00	0.00%	0.00%
DNBK	Danvers Bancorp, Inc. of MA	$15.99	$335.76	$0.69	$13.98	21.04		114.38%	12.76%	129.06%	23.17		$0.16	1.00%	21.05%
ESSA	ESSA Bancorp, Inc. of PA	$13.04	$176.34	$0.26	$12.69	39.52		102.76%	16.45%	102.76%	NM		$0.20	1.53%	60.61%
OSHC	Ocean Shore Holding Co. of NJ	$11.40	$83.19	$0.73	$13.61	15.62		83.76%	9.93%	83.76%	15.62		$0.24	2.11%	32.88%
OCFC	OceanFirst Fin. Corp of NJ	$13.05	$245.64	$0.80	$10.59	14.83		123.23%	11.04%	123.23%	16.31		$0.48	3.68%	54.55%
UBNK	United Financial Bncrp of MA	$14.95	$241.74	$0.63	$13.73	28.21		108.89%	15.65%	113.26%	23.73		$0.32	2.14%	60.38%
WFD	Westfield Fin. Inc. of MA	$8.80	$249.41	$0.04	$8.44	NM		104.27%	19.90%	104.27%	NM		$0.24	2.73%	NM

		Financial Characteristics(6)
		Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Offering
		Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE	Size
		($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)

First Connecticut Bancorp, Inc.
Maximum, as adjusted		$1,644	13.98%	13.98%	1.27%	0.28%	2.01%	0.23%	1.64%	$152.088
Maximum		1,627	13.06%	13.06%	1.29%	0.30%	2.26%	0.24%	1.87%	132.250
Midpoint		1,612	12.24%	12.24%	1.30%	0.31%	2.53%	0.26%	2.10%	115.000
Minimum		1,597	11.41%	11.41%	1.31%	0.32%	2.83%	0.27%	2.37%	97.750

All Public Companies(7)
Averages		$2,804	11.09%	10.74%	3.68%	-0.12%	0.21%	-0.17%	-0.68%
Medians		$941	10.09%	9.28%	2.26%	0.31%	2.86%	0.27%	2.75%

State Of Connecticut (No MHCs)(7)
Averages		$21,898	24.49%	17.85%	1.74%	0.36%	1.45%	0.43%	1.73%
Medians		$21,898	24.49%	17.85%	1.74%	0.36%	1.45%	0.43%	1.73%

Comparable Group Averages
Averages		$1,560	14.00%	13.50%	1.67%	0.56%	4.37%	0.55%	4.38%
Medians		$1,256	13.51%	12.87%	0.90%	0.52%	4.28%	0.61%	5.14%

Peer Group
ABBC	Abington Bancorp, Inc. of PA	$1,258	16.93%	16.93%	2.61%	0.31%	1.78%	0.31%	1.78%
BFED	Beacon Federal Bancorp of NY	$1,059	10.25%	10.25%	NA	0.46%	4.70%	0.54%	5.57%
BRKL	Brookline Bancorp, Inc. of MA	$2,660	18.69%	17.30%	0.62%	1.03%	5.52%	0.98%	5.28%
CBNJ	Cape Bancorp, Inc. of NJ	$1,054	12.65%	10.70%	5.25%	0.41%	3.41%	0.61%	5.06%
DNBK	Danvers Bancorp, Inc. of MA	$2,631	11.16%	10.02%	0.73%	0.66%	5.74%	0.60%	5.21%
ESSA	ESSA Bancorp, Inc. of PA	$1,072	16.01%	16.01%	NA	0.42%	2.49%	0.33%	1.96%
OSHC	Ocean Shore Holding Co. of NJ	$838	11.85%	11.85%	0.48%	0.68%	5.76%	0.68%	5.76%
OCFC	OceanFirst Fin. Corp of NJ	$2,225	8.96%	8.96%	2.25%	0.79%	8.90%	0.71%	8.09%
UBNK	United Financial Bncrp of MA	$1,545	14.37%	13.89%	1.06%	0.58%	3.86%	0.69%	4.59%
WFD	Westfield Fin. Inc. of MA	$1,253	19.09%	19.09%	0.34%	0.30%	1.50%	0.09%	0.46%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:
Corporate reports, offering circulars, and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	VALUATION ANALYSIS
IV. 25

2.           Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value.  Based on the $119.6 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 60.61%.  In comparison to the average P/B and P/TB ratios for the Peer Group of 102.72% and 107.63%, the Company’s ratios reflected a discount of 40.99% on a P/B basis and a discount of 43.69% on a P/TB basis.  In comparison to the Peer Group’s median P/B and P/TB ratios of 106.58% and 108.77%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 43.13% and 44.28%, respectively.  At the top of the super range, the Company’s P/B and P/TB ratios both equaled 68.78%.  In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 33.04% and 36.07%, respectively.  In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 35.47% and 36.77%, respectively.  RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting pricing ratios indicated under the earnings approach.

2.           Price-to-Assets (“P/A”).  The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases.  In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein.  At the $119.6 million midpoint of the valuation range, the Company’s value equaled 7.42% of pro forma assets.  Comparatively, the Peer Group companies exhibited an average P/A ratio of 14.58%, which implies a discount of 49.11% has been applied to the Company’s pro forma P/A ratio.  In comparison to the Peer Group’s median P/A ratio of 14.21%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 47.78%.

RP® Financial, LC.	VALUATION ANALYSIS
IV. 26

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value.  Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals).  As discussed previously, four standard conversion offerings were completed during the past three months.  In comparison to the 53.9% average closing forma P/TB ratio of the recent standard conversions, the Company’s P/TB ratio of 60.6% at the midpoint value reflects an implied premium of 12.43%.  At the top of the superrange, the Company’s P/TB ratio of 68.8% reflects an implied premium of 27.61% relative to the recent standard conversions average P/TB ratio at closing.  The current average P/TB ratio of the two recent standard conversions that are publicly-traded equaled 61.8%, based on closing stock prices as of December 14, 2010.  In comparison to the current average P/TB ratio of the recent publicly-traded standard conversions, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 1.94% and at the top of the superrange reflects an implied premium of 11.33%.

RP® Financial, LC.	VALUATION ANALYSIS
IV. 27

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of December 14, 2010, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation,  equaled $119,600,000 at the midpoint, equal to 11,960,000 shares offered at a per share value of $10.00.  Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $101,660,000 and a maximum value of $137,540,000.  Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 10,166,000 at the minimum and 13,754,000 at the maximum.  In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $158,171,000 without a resolicitation.  Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 15,817,100.  Based on this valuation range, the offering range is as follows:  $97,750,000 at the minimum, $115,000,000 at the midpoint, $132,250,000 at the maximum and $152,087,500 at the supermaximum.  Based on the $10.00 per share offering price, the number of offering shares is as follows:  9,775,000 at the minimum, 11,500,000 at the midpoint, 13,225,000 at the maximum and 15,208,750 at the supermaximum.  The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.